UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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The Kraft Heinz Company
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THE KRAFT HEINZ COMPANY
200 East Randolph Street, Suite 7600
Chicago, Illinois 60601

 NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	11:00 a.m. EDT on Thursday, May 7, 2020

LOCATION:	Offices of McGuireWoods LLP
Tower Two-Sixty
260 Forbes Avenue, Suite 1800
Pittsburgh, PA 15222

ITEMS OF BUSINESS:	(1)	To elect all eleven director nominees named in the Proxy Statement to one-year terms expiring in 2021;
	(2)	To approve The Kraft Heinz Company's executive compensation;
	(3)	To approve The Kraft Heinz Company 2020 Omnibus Incentive Plan;
	(4)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2020;
	(5)	To vote on one stockholder proposal, if properly presented; and
	(6)	To transact any other business properly presented at the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on March 9, 2020 (the "Record Date").

WHO MAY ATTEND:
If you would like to attend the Annual Meeting, you must be a stockholder of record on the Record Date and obtain an admission ticket in advance. For details on attending the Annual Meeting, see Question 18 on page 59 of the Proxy Statement.

DATE OF DISTRIBUTION:
We mailed our Notice of Internet Availability of our proxy materials as well as our Proxy Statement, our Annual Report on Form 10-K for the year ended December 28, 2019, as applicable, and the proxy card on or about March 27, 2020.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Web site at www.KraftHeinzCompany.com/2020AMSInformation for updated information. If you are planning to attend our meeting, please check this website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

March 27, 2020
Rashida La Lande Senior Vice President, Global General Counsel and Head of CSR and Government Affairs; Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2020
The Kraft Heinz Company’s Proxy Statement and Annual Report on Form 10-K
are available at http://www.proxyvote.com

i

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This is not a complete description, and you should read the entire Proxy Statement carefully before voting.
ANNUAL MEETING

Time and Date:	11:00 a.m. EDT on Thursday, May 7, 2020
Place:	Offices of McGuireWoods LLP, Tower Two-Sixty, 260 Forbes Avenue, Suite 1800, Pittsburgh, PA 15222
Record Date:	March 9, 2020
Voting:	Stockholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”).
Admission:
If you plan to attend the Annual Meeting, you must be a stockholder of record on the Record Date and obtain an admission ticket in advance as described in Question 18 on page 59 of this Proxy Statement. Due to security and space considerations, it is mandatory that you obtain an admission ticket in advance. While we intend to hold our Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) as described further in Question 18. Please monitor our Web site at www.KraftHeinzCompany.com/2020AMSInformation for updated information. If you are planning to attend our meeting, please check this Web site one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

VOTING PROPOSALS AND BOARD RECOMMENDATION

Proposal	Board Recommendation	Page Reference
Proposal 1 – Election of Directors	For all nominees	3
Proposal 2 – Advisory Vote to Approve Executive Compensation	For	8
Proposal 3 – Approval of The Kraft Heinz Company 2020 Omnibus Incentive Plan	For	9
Proposal 4 – Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Auditors for 2020	For	16
Proposal 5 – Stockholder Proposal—Simple Majority Vote	Against	29
BOARD OF DIRECTORS
The table below provides summary information about each director nominee as of March 9, 2020.

Name	Age	Director Since	Occupation and Experience	Independent	Audit	Comp	Gov	Ops & Strategy
Gregory E. Abel	57	2013	Vice Chairman, Non-Insurance Business Operations, Berkshire Hathaway Inc.	Yes				X
Alexandre Behring (Chairman)	53	2013	Founding Partner, Managing Partner and Board Member, 3G Capital	Yes		X	Chair	X
John T. Cahill (Vice Chairman)	62	2015	Former Chairman and Chief Executive Officer, Kraft Foods Group, Inc.	No				Chair
Joao M. Castro-Neves*	52	2019	Partner, 3G Capital	Yes		Chair	X	X
Timothy Kenesey**	52	2020	President and Chief Executive Officer, MedPro Group, Inc.	Yes		X
Jorge Paulo Lemann	80	2013	Founding Partner and Board Member, 3G Capital	Yes		X	X
Susan Mulder***	49	N/A	Chief Executive Officer, Nic & Zoe Co.	Yes
John C. Pope	70	2015	Chairman, PFI Group, LLC	Yes	Chair	X	X
Elio Leoni Sceti***	54	N/A	Co-Founder, Chief Crafter, and Chairman of The Craftory	Yes
Alexandre Van Damme†	58	2018	Former Executive Officer, Anheuser-Busch InBev	Yes			X
George Zoghbi	53	2018	Special Advisor	No
* As previously disclosed, Marcel Hermann Telles decided to retire from the Board effective June 12, 2019. The Board elected Mr. Castro-Neves effective June 12, 2019, and appointed him to the Compensation Committee, the Nominating and Corporate Governance Committee, and the Operations and Strategy Committee, in each case, effective June 12, 2019.
** As previously disclosed, Tracy Britt Cool stepped down from the Board effective January 23, 2020. The Board elected Mr. Kenesey effective January 23, 2020, and appointed him to the Compensation Committee effective January 23, 2020.
*** As previously disclosed, Feroz Dewan and Jeanne Jackson decided not to stand for re-election to the Board at the Company's Annual Meeting. The Board nominated Ms. Mulder and Mr. Leoni Sceti to fill the vacancies created in connection with Mr. Dewan's and Ms. Jackson's departure from the Board. If Ms. Mulder and Mr. Leoni Sceti are elected to the Board, the Board expects to appoint Ms. Mulder to the Audit Committee and Governance Committee and Mr. Leoni Sceti to the Audit Committee and Operations and Strategy Committee.
† The Board appointed Mr. Van Damme to the Nominating and Corporate Governance Committee effective June 12, 2019.

EXECUTIVE COMPENSATION SUMMARY
The Kraft Heinz Company (“Kraft Heinz,” “we”, "our", “us,” or the "Company") annually asks our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” (the “CD&A”), which begins on page 33). Our Board of Directors, primarily through the Compensation Committee, defines and oversees our executive compensation program which is based on a pay-for-performance philosophy and designed to accomplish the following goals:

•	Reward financial and operational performance;

•	Place a significant portion of compensation at risk if performance goals are not achieved;

•	Align the interests of the Named Executive Officers with those of our stockholders; and

•	Enable us to attract, retain, and motivate top talent.
As described in further detail in the CD&A below, consistent with these goals, our compensation program has been designed with a view toward linking a significant portion of the compensation of each Named Executive Officer to Company and individual performance and the growth in the value of Kraft Heinz. Please read the CD&A and related “Executive Compensation Tables” for additional details about our executive compensation programs, including information about our Named Executive Officers’ fiscal year 2019 compensation.
APPROVAL OF THE KRAFT HEINZ COMPANY 2020 OMNIBUS INCENTIVE PLAN
We are asking our stockholders to approve The Kraft Heinz Company 2020 Omnibus Incentive Plan, which was adopted by our Board on March 2, 2020 and we believe it furthers our pay-for-performance philosophy and executive compensation goals described above.
AUDITORS
We are also asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 26, 2020.

COMPANY PROPOSALS
PROPOSAL 1. ELECTION OF DIRECTORS
Background for Certain Director Nominations
In July 2015, through a series of transactions, we consummated the merger of Kraft Foods Group, Inc. (“Kraft”) with and into a wholly owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”) (the “2015 Merger”). Prior to the 2015 Merger, Heinz common stock was owned primarily by Berkshire Hathaway Inc. (“Berkshire Hathaway”) and 3G Global Food Holdings, LP (“3G Global Food Holdings” and together with its affiliates, “3G Capital”) following their acquisition of H. J. Heinz Company in 2013. At the closing of the 2015 Merger, Heinz was renamed The Kraft Heinz Company. Berkshire Hathaway and 3G Capital continue to hold a significant portion of our outstanding shares. See “Ownership of Equity Securities” for further information about their respective stock ownership.
Upon the closing of the 2015 Merger, 3G Capital and Berkshire Hathaway entered into a shareholders’ agreement (the "Shareholders' Agreement") that governs how each party and its affiliates vote the shares of Kraft Heinz common stock held by them with respect to supporting certain directors who are nominated by the Board of Directors of Kraft Heinz (the "Board" or the "Board of Directors") and designated for support by either 3G Global Food Holdings or Berkshire Hathaway.
Pursuant to the Shareholders' Agreement, 3G Global Food Holdings agrees that for so long as Berkshire Hathaway and its affiliates control shares representing at least 66% of the voting power in election of directors of shares owned by Berkshire Hathaway as of the consummation of the 2015 Merger, 3G Global Food Holdings and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz Board nominees designated by Berkshire Hathaway (two directors if they own less than 66% but at least 33% of the voting power and one director if they own less than 33% but at least 15% of the voting power) and will not take any action to remove such designees without Berkshire Hathaway's consent. Similarly, Berkshire Hathaway agrees that for so long as 3G Global Food Holdings and its affiliates control shares representing at least 66% of the voting power in election of directors of shares owned by 3G Global Food Holdings as of the consummation of the 2015 Merger, Berkshire Hathaway and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz Board nominees designated by 3G Global Food Holdings (two directors if they own less than 66% but at least 33% of the voting power and one director if they own less than 33% but at least 15% of the voting power) and not take any action to remove such designees without 3G Global Food Holdings' consent.
Director Qualifications
The Nominating and Corporate Governance Committee (the "Governance Committee") is responsible for identifying, evaluating, and recommending to the Board nominees for election at the Annual Meeting. The Governance Committee relies on nominee suggestions from the directors, stockholders, management, and others. From time to time, the Governance Committee may retain executive search and board advisory firms to assist in identifying and evaluating potential nominees. The Governance Committee and the Board believe that the current size allows for effective committee organization and facilitates efficient meetings and decision making.
In March 2020, at the recommendation of the Governance Committee, the Board nominated each director nominee for election to the Board of Directors. All of the nominees, except for Ms. Mulder and Mr. Leoni Sceti, are currently directors.
Qualifications
The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment, and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical, and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners, and consumers. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These factors include: the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly-traded company in today’s business environment; understanding of Kraft Heinz’s businesses and markets; professional expertise and educational background; and other factors that promote diversity of views and experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Kraft Heinz responsibilities, taking into account the individual’s other commitments. In addition, the Board considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.

When determining whether to recommend a director for re-election, the Governance Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities.
Diversity
The Guidelines provide that the Governance Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience on the Board, the Governance Committee believes that diversity offers a significant benefit to the Board and Kraft Heinz, as varying viewpoints contribute to a more informed and effective decision-making process. The Board and the Governance Committee actively seeks to achieve a diversity of occupational and personal backgrounds on the Board, including diversity with respect to gender, race, ethnic and national background, geography, age, and sexual orientation. The Governance Committee seeks broad experience in relevant industries, professions, and areas of expertise important to our operations, including manufacturing, marketing, technology, finance, and accounting. As discussed below under “Individual Skills and Experience,” the director nominees have varied experiences, backgrounds, and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners, and consumers.
Individual Skills and Experience
When evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to general qualifications. The Governance Committee evaluates each individual in the context of the Board as a whole and works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our stockholders’ interests. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills, and potential conflicts of interest. Additionally, the Governance Committee conducts an annual evaluation of the Board to assess the experience, skills, qualifications, diversity, and contributions of each individual and of the Board as a whole. The Governance Committee regularly communicates with the Board to identify characteristics, professional experience, and areas of expertise that will help meet specific Board needs.
The Board believes that all the director nominees are highly qualified. As the biographies below show, the director nominees have significant leadership and professional experience, knowledge, and skills that qualify them for service on our Board. As a group, they represent diverse views, experiences, and backgrounds. All director nominees satisfy the criteria set forth in our Guidelines.
Mr. Telles decided to retire from the Board effective June 12, 2019. As a result, the Board elected Mr. Castro-Neves effective June 12, 2019, and appointed him to the Compensation Committee, the Governance Committee, and the Operations and Strategy Committee effective June 12, 2019. Mr. Castro-Neves was recommended by another Board member.
Ms. Cool stepped down from the Board effective January 23, 2020. As a result, the Board elected Mr. Kenesey effective January 23, 2020, and appointed him to the Compensation Committee effective January 23, 2020. Mr. Kenesey was recommended by another Board member.
On March 2, 2020, Mr. Dewan and Ms. Jackson informed the Company that they decided not to stand for re-election to the Board at the Company's Annual Meeting. The Board nominated Ms. Mulder and Mr. Leoni Sceti to fill the vacancies created in connection with Mr. Dewan's and Ms. Jackson's departure from the Board. If Ms. Mulder and Mr. Leoni Sceti are elected to the Board, the Board expects to appoint Ms. Mulder to the Audit Committee and Governance Committee and Mr. Leoni Sceti to the Audit Committee and Operations and Strategy Committee. Ms. Mulder was recommended by a third party and Mr. Leoni Sceti was recommended by another Board member.
The Governance Committee recommended, and the Board nominated, each of the director nominees listed below for election at the Annual Meeting. Each director nominee is standing for election as director to hold office for a one-year term expiring at the 2021 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified. The following presents information regarding each director nominee as of March 9, 2020, including information about the director’s professional experience, public company directorships held, and qualifications.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE FOR EACH NOMINEE.
Gregory E. Abel, age 57, has served on our Board since June 2015 and previously served on the Heinz board from June 2013 to July 2015. Since January 2018, Mr. Abel has served as Vice Chairman, Non-Insurance Operations and director of Berkshire Hathaway, Inc., a diversified holding company. Mr. Abel is Executive Chairman of the Board of Berkshire Hathaway Energy Company. He previously served as Chairman of Berkshire Hathaway Energy Company since 2011 and Chief Executive Officer and President since 2008 and 1998, respectively. Berkshire Hathaway Energy Company is a diversified global holding company that owns subsidiaries principally engaged in energy businesses in the United States, Canada, Great Britain, and the Philippines. Mr. Abel serves as director of HomeServices of America, Inc., a residential real estate brokerage firm, as director and Vice Chairman of Associated Electric & Gas Insurance Services, Inc., a managing general agent for a mutual insurance company, and as director for AEGIS London, which operated AEGIS' Syndicate 1225 at Lloyd's of London.

Mr. Abel has experience as chief executive officer and director of multiple energy companies. Due to his service as a director in a highly-regulated industry and his management experience, he provides the Board with strong regulatory and operational skills, including international experience.
Alexandre Behring, age 53, has served on our Board as Chairman since June 2015 and previously served as Chairman of the Heinz board from June 2013 to July 2015. Mr. Behring is a Founding Partner and has been Managing Partner and a board member of 3G Capital, a global investment firm, since 2004. He also has served as the Executive Chairman of the Board of Restaurant Brands International Inc. ("RBI"), the parent company of Burger King, Popeyes and Tim Hortons, quick service restaurant companies, since December 2014. Previously, he had served on the Board of Directors of Burger King Worldwide, Inc. and its predecessor as Chairman from October 2010 until December 2014. Mr. Behring also served as a director of AB InBev, a multinational drink and brewing holdings company, from April 2014 to April 2019. Previously, Mr. Behring spent 10 years at GP Investments, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He served as a director of ALL until December 2011. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company.
Mr. Behring’s extensive leadership experience in developing and operating both public and private companies brings an important perspective and ability to lead and motivate. Mr. Behring’s particular qualifications and operational, financial, logistics, and strategic skills strengthen the Board’s collective knowledge and capabilities.
John T. Cahill, age 62, has served on our Board as Vice Chairman since July 2015, prior to which he had served as Chairman and Chief Executive Officer of Kraft since December 2014. Mr. Cahill previously served as Kraft’s non-executive Chairman from March 2014 to December 2014. Prior to that, he served as Kraft’s Executive Chairman since October 2012. Mr. Cahill joined Mondelēz International, Inc. (“Mondelēz International”), a food and beverage company and Kraft’s former parent, in January 2012 as the Executive Chairman Designate, North American Grocery, and served in that capacity until the spin-off of Kraft from Mondelēz International in October 2012. Prior to that, he served as an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. He currently serves as lead independent director of American Airlines Group and is also a director at Colgate-Palmolive Company and a former director of Kraft and Legg Mason, Inc.
Mr. Cahill has extensive experience in the food and beverage industry, having served as Chairman and Chief Executive Officer of Kraft and in various key roles at other food and beverage companies. Mr. Cahill brings global leadership, operating, marketing and product development experience, as well as insight into corporate governance, accounting, and financial subjects.
Joao M. Castro-Neves, age 52, has served on our Board since June 2019. He has been a partner with 3G Capital since July 2018. Previously, Mr. Castro-Neves served as Chief Executive Officer of Anheuser-Busch, AB InBev's North American unit, and Zone President, North America of AB InBev, from January 2015 until December 2017. Mr. Castro-Neves joined Companhia de Bebidas das Americas S.A. ("AMBEV"), a predecessor of AB InBev, in 1996 and served in positions of increasing responsibility, including Chief Financial Officer from January 2005 until December 2006 and Chief Executive Officer from January 2009 until December 2014. He has also served as Chief Executive Officer of Quilmes Industrial S.A., a subsidiary of AMBEV based in Argentina, from January 2007 until December 2008. Mr. Castro-Neves is also a director of RBI.

The Board has elected Mr. Castro-Neves because of his extensive experience in the consumer goods industry in his various positions with AB InBev as well as his public company directorship experience at RBI. In addition, when electing him, the Board considered his knowledge of strategy, finance, operations, mergers and acquisitions, and business development.
Timothy Kenesey, age 52, is President and Chief Executive Officer of Berkshire Hathaway’s MedPro Group, the nation’s largest healthcare liability insurance company, where he has served since 2001. Mr. Kenesey has also served as the Chairman of Fechheimer Brothers, a Berkshire Hathaway public safety uniform and apparel company, since 2007, and the chairman of other smaller Berkshire Hathaway insurance subsidiaries. Mr. Kenesey previously held leadership roles at General Electric Company, including Senior Vice President at GE Insurance during 2000 and Manager Global Business Development at GE Healthcare from 1998 to 1999. Prior to that, Mr. Kenesey was a Mergers & Acquisitions attorney at Sidley Austin from 1993 to 1997 and an accountant at KPMG from 1989 to 1990.

Mr. Kenesey has experience as a chief executive officer and a director of multiple companies. He brings important insights into creating long-term profitable growth, operational excellence, mergers and acquisitions, and risk management. As a former attorney and CPA, he also brings legal, regulatory, and financial reporting insights.
Jorge Paulo Lemann, age 80, has served on our Board since June 2015 and previously served on the Heinz board from June 2013 to July 2015. Mr. Lemann is a Founding Partner and has been a board member of 3G Capital since 2004. Mr. Lemann founded and was Senior Partner of Banco de Investimentos Garantia S.A. in Brazil from 1971 through June 1998. He was also Chairman of the Latin American Advisory Committee of the New York Stock Exchange and formerly a director of AB InBev. Mr. Lemann has been a member of JP Morgan International Council since 2012.
Mr. Lemann has experience as a director of a consumer products company and has strong international experience in the beverage industry. He also has broad knowledge of strategy, financial, investing, and business development.
Susan Mulder, age 49, is the Chief Executive Officer of Nic & Zoe Co., a privately‑held woman’s apparel company, a role she has held since April 2012. Ms. Mulder is also a director of Nic & Zoe Co. Prior to joining Nic & Zoe Co., Ms. Mulder was a Senior Partner with McKinsey & Company where she was a leader in the retail and consumer practice for over 10 years specializing in marketing and organization. Ms. Mulder is also a member of the Board of Overseers of Boston Children’s Hospital. Ms. Mulder currently serves as a director of Sally Beauty Holdings, Inc.
Ms. Mulder has over 20 years of experience in the consumer goods and retail sectors as well as direct-to-consumer e-commerce leadership experience. In addition, when nominating her, the Board considered her knowledge of corporate governance and finance.
John C. Pope, age 70, has served on our Board since July 2015 and previously served on the Kraft Board of Directors from August 2012 to July 2015. Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm, since 1994. Mr. Pope also serves as Chairman of the board of R.R. Donnelley and Sons Co., a marketing and business communication company, since May 2014 and from November 2004 to December 2011, he served as Chairman of the board of Waste Management, Inc., a provider of comprehensive waste management services. Mr. Pope also served as Chairman of the board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999. Prior to joining MotivePower Industries, Inc., Mr. Pope also served in various capacities at United Airlines, a U.S.-based airline, and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance. Mr. Pope is currently Chairman of the board of R.R. Donnelley and Sons Co. and a director of Talgo S.A., a railcar manufacturer, and Waste Management, Inc. Mr. Pope was formerly a director of Con-way, Inc., Dollar Thrifty Automotive Group, Inc., Kraft, Mondelēz International, and Navistar International Corporation.
Mr. Pope has served as Chairman of a financial management firm and in several key leadership roles at global companies, including as Chief Financial Officer. Combined with his experience as an audit committee member of several public companies, Mr. Pope brings accounting and financial expertise, as well as leadership, operating, marketing, and international experience.
Elio Leoni Sceti, age 54, is the Co-Founder, Chief Crafter and Chairman of The Craftory, a global investment house for purpose-driven CPG challenger brands, a role he has held since May 2018. From May 2015 to May 2018, Mr. Leoni Sceti was an active investor and advisor in early stage tech companies. Previous to that, he served as CEO of Iglo Group, a frozen food company whose brands include Birds Eye, Findus and Iglo from May 2013 until May 2015, when the company was sold to Nomad Foods. Prior to that, Mr. Leoni Sceti was CEO of EMI Music from 2008 to 2010 and previous to that he held senior leadership roles at Procter & Gamble and then at Reckitt Benckiser, where he served as CMO, Global Head of Innovation and then Head of the European operations. Mr.

Leoni Sceti is also a Trustee and a Counsellor of One Young World, a forum for young leaders from over 190 countries, and on the UK Board of Room to Read, a charity promoting education and gender equality. Mr. Leoni Sceti serves as Chairman of LSG Holdings Limited and currently serves as a director of Barry Callebaut AG and Anheuser-Busch InBev.
Mr. Leoni Sceti has over 30 years of experience in the consumer goods and media sectors coupled with extensive global leadership experience in operations, marketing, product development, and disruptive and digital areas. In addition, when nominating him, the Board considered his knowledge of corporate governance, finance, and mergers and acquisitions.
Alexandre Van Damme, age 58, has served on our Board since April 2018 and has served as a member of the board of RBI since December 2014. He previously served on the board of Burger King Worldwide, Inc. and its predecessor from December 2011 to December 2014. Mr. Van Damme has served as a member of the board of AB InBev since 1992. He held various operational positions within Interbrew, a large Belgian-based brewing company until 1991. Mr. Van Damme was also a board member of Jacobs Douwe Egberts B.V., a global coffee and tea company, and its subsidiary Keurig Green Mountain through May 2018. He is also a director of DKMS, the largest bone marrow donor center in the world.
Mr. Van Damme’s long-term leadership at a large brewing company that is a major consumer brand gives him valuable expertise in business development, supply chain management, marketing, finance, risk assessment, and strategy.
George Zoghbi, age 53, has served on our Board since April 2018. Mr. Zoghbi has served as CEO of Arnott's Biscuits Ltd., an Australian snack and biscuit maker, since March 2, 2020. He also serves as Special Advisor at Kraft Heinz, a role to which he transitioned in October 2017 after having served as our Chief Operating Officer of the U.S. Commercial business since the 2015 Merger. Mr. Zoghbi previously held key leadership roles at Kraft, including Chief Operating Officer from February 2015 until the 2015 Merger and, before that, as Vice Chairman, Operations, R&D, Sales and Strategy from June 2014 until February 2015, Executive Vice President and President, Cheese & Dairy and Exports from February 2013 until June 2014, and Executive Vice President and President, Cheese and Dairy from October 2012 to February 2013. Prior to that, he served as President, Cheese and Dairy at Mondelēz International. Prior to joining Kraft in 2007, Mr. Zoghbi held a number of roles with Fonterra Cooperative, a multinational dairy cooperative, and Associated British Foods, a multinational food processor and retailer. Mr. Zoghbi currently serves as a director of Brambles Limited, a global supply chain logistics company.

Mr. Zoghbi has a comprehensive understanding of, and a unique perspective on, the Kraft Heinz business and the food and beverage markets from his distinguished career at Kraft Heinz and Kraft. He served a key leadership role during the integration of Kraft and Heinz and has extensive experience of delivering on innovation, renovation, and new consumer trends.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. We currently conduct this non-binding vote to approve executive compensation annually, and the next non-binding vote to approve executive compensation will take place at the 2021 Annual Meeting of Stockholders.
As described in detail in the CD&A, our executive compensation programs are designed to attract, retain, and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. We believe that our compensation program effectively aligns the interests of employees and stockholders and rewards superior financial and operational performance. Please read the CD&A beginning on page 33 and “Executive Compensation Tables” beginning on page 44 for specific details about our executive compensation programs. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on Kraft Heinz, our Compensation Committee, or our Board. However, our Board and Compensation Committee value our stockholders’ opinions and will evaluate the results of this vote.
At our 2019 annual meeting of stockholders, the compensation of our named executive officers was approved by approximately 84% of the votes cast, and we did not make any changes to our executive compensation program directly in response to this advisory vote. Based on this vote as well as input from and discussions with our stockholders, we believe our stockholders support our overall compensation principles, programs, and practices.
We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that Kraft Heinz’s stockholders approve, on an advisory basis, the compensation paid to Kraft Heinz’s Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”
The Board recommends a vote FOR the approval of our Named Executive Officer compensation as disclosed in this Proxy Statement.

PROPOSAL 3. APPROVAL OF THE KRAFT HEINZ COMPANY 2020 OMNIBUS INCENTIVE PLAN

Attracting, retaining, rewarding and motivating our employees, directors, officers, consultants, and other service providers who are expected to contribute significantly to the success of Kraft Heinz and incentivizing such individuals to perform at the highest level is critical to achieving our strategic and operating goals, including our goal to increase stockholder value. Cash and equity-based awards, including performance-based awards, are key components of our compensation package. We believe that the ability to grant these types of awards allows us to remain competitive in the marketplace and enables us to link executive compensation to performance, and to attract, retain, and motivate high-caliber talent dedicated to our long-term growth and success.
We are asking stockholders to approve The Kraft Heinz Company 2020 Omnibus Incentive Plan (the “2020 Omnibus Plan”). On March 2, 2020, our Board unanimously approved and adopted the 2020 Omnibus Plan. The effective date of the 2020 Omnibus Plan is March 2, 2020, and the plan will expire on the tenth anniversary of the effective date. The approval and adoption of the 2020 Omnibus Plan is subject to approval and ratification by Kraft Heinz stockholders at the Annual Meeting. If stockholders approve the 2020 Omnibus Plan, we will cease granting awards under The Kraft Heinz Company 2016 Omnibus Incentive Plan (the “2016 Plan”).
We are seeking stockholder approval and ratification of the 2020 Omnibus Plan in order to (i) comply with Nasdaq rules requiring stockholder approval of equity compensation plans and (ii) allow us to continue to utilize equity-based awards, including performance-based awards, to attract, retain, and motivate employees and to further align the interests of our employees with those of our stockholders.
As of December 28, 2019, all of the shares available for grant under the 2016 Plan, other than shares that become available as of a result of previous and future forfeitures, were subject to outstanding awards under the 2016 Plan. After stockholder approval of the 2020 Omnibus Plan, no awards will be granted under any other equity plans of the Company. If the 2020 Omnibus Plan is approved by stockholders, the total number of shares available for awards to employees, non-employee directors, and other key personnel will be 36,000,000, which represents approximately 2.95% of our outstanding common equity.
A company's burn rate is equal to the total number of stock options granted, time-based restricted stock and RSUs granted, and performance shares earned during the Company's fiscal year divided by the weighted average common shares outstanding during the fiscal year. Our three-year average burn rate, at the time the Board approved the 2020 Omnibus Plan, was approximately 0.44%, as further detailed in the table below. We will continue to monitor the company's equity use in future years to ensure our burn rate is maintained within competitive market norms.

Year	Stock Options Granted	Restricted Stock/RSUs Granted	Shares issued to Settle Earned Performance Awards	Total	Weighted Average Common Shares Outstanding	Burn Rate
2019	1,880,648	8,091,999	—	9,972,647	1,220,577,891	0.82%
2018	2,143,730	1,443,088	—	3,586,818	1,219,383,786	0.29%
2017	1,579,040	783,372	—	2,362,412	1,218,070,184	0.19%
Three-year average						0.44%
Key Data
The following table includes information regarding outstanding equity awards and shares available for future awards under the company's equity plans (including the 2016 Plan) as of December 28, 2019.

Number of shares that will be authorized for future grant after stockholder approval of the 2020 Omnibus Plan	36,000,000
Number of shares relating to outstanding stock options at 12/28/19	17,638,500
Number of shares outstanding at 12/28/19 relating to awards of restricted stock, restricted stock units, and performance awards (assuming target level of performance)	16,216,710
Weighted average remaining term of outstanding options	4 years
Weighted average exercise price of outstanding options	$41.22
On March 9, 2020, the last reported price of our common stock was $23.96.

Summary of the 2020 Omnibus Plan
The following is a summary of the 2020 Omnibus Plan. This summary is qualified in its entirety by reference to the full text of the 2020 Omnibus Plan, which is attached as Appendix A to this Proxy Statement.
The purpose of the 2020 Omnibus Plan
The purpose of the 2020 Omnibus Plan is to attract, retain, and reward those employees, directors, and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our stockholders and, in general, to further the best interests of Kraft Heinz and our stockholders.
Types of awards
The 2020 Omnibus Plan provides for the grant of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), deferred stock, performance awards, other stock-based awards, and cash-based awards.
Plan administration
The 2020 Omnibus Plan is administered by the Compensation Committee (the “Committee”) or such other committee the Board designates to administer the plan. Subject to the terms of the 2020 Omnibus Plan and applicable law, and the rules of the Nasdaq, the Committee (or its delegate) will have the power and authority to, among other things, designate participants and determine the types of awards to be granted, the number of shares to be covered, and the terms and conditions of those awards. Additionally, the Committee has the authority to determine the vesting schedules of awards. The Committee will also have the authority to interpret and administer the 2020 Omnibus Plan and any instrument or agreement relating to the 2020 Omnibus Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the 2020 Omnibus Plan.
In no event will any award under the 2020 Omnibus Plan provide for vesting earlier than one year following the applicable grant date, except with respect to an unrestricted pool of 5% of the total number of shares of Kraft Heinz common stock ("Common Stock") available under the 2020 Omnibus Plan or awards that are payable only in cash.
Shares available for awards
Subject to adjustment as provided below, the maximum number of shares available for issuance under the 2020 Omnibus Plan is 36,000,000 Common Shares. Each Common Share with respect to which an option or stock-settled SAR is granted will reduce the aggregate number of Common Shares available for issuance by one share, and each Common Share underlying any other stock-based awards granted under the 2020 Omnibus Plan will reduce the aggregate number of Common Shares available for issuance by one share. Following stockholder approval of the 2020 Omnibus Plan, Kraft Heinz will no longer make awards from legacy equity plans. With respect to SARs settled in shares, each Common Share with respect to which such SAR is exercised will count against the aggregate and individual share limitations, regardless of the number of shares actually delivered. If any option, SAR, or other stock-based award granted under the plan expires, terminates, or is canceled for any reason without having been exercised in full, the number of Common Shares subject to such award that were not issued will again be available for the purpose of awards under the 2020 Omnibus Plan. If any shares of restricted stock, performance awards, or other stock-based awards denominated in shares awarded under the 2020 Omnibus Plan to a participant are forfeited for any reason, the number of forfeited shares of restricted stock, performance awards, or other stock-based awards denominated in shares will again be available for purposes of awards under the 2020 Omnibus Plan. Common Shares tendered or withheld in payment of an exercise price or for withholding taxes of an award will not again be available for issuance under the 2020 Omnibus Plan.
The following individual participant limitations will apply:

(i)
The maximum number of Common Shares subject to any award of stock options, SARs, restricted stock, RSUs, or other stock-based award to a participant in any fiscal year will be 2,000,000 Common Shares per type of award or in the aggregate;

(ii)
There are no annual individual share limitations applicable to awards of restricted stock, RSUs, or other stock-based awards for which the grant, vesting, or payment is not subject to the attainment of performance goals;

(iii)	The maximum aggregate amount of cash that may be paid pursuant to performance awards which may be granted under the 2020 Omnibus Plan and are settled in cash based on the fair market value (as defined below in the section entitled “- Options”) of Common Shares to any participant in any fiscal year will be 2,000,000 Common Shares multiplied by the per-share fair market value as of the relevant vesting, payment, or settlement date; and

(iv)
The maximum value of a cash payment made under a performance award (other than an award based on the fair market value (as defined below in the section entitled “- Options”) of Common Shares) which may be granted to any participant in any fiscal year will be $10,000,000.

Additionally, the aggregate fair market value of awards that may be granted under the 2020 Omnibus Plan to a non-employee director for service as director during any fiscal year may not exceed $750,000.
Eligible participants
Any director, employee, consultant, or other service provider of Kraft Heinz or any of its subsidiaries will be eligible to participate in the 2020 Omnibus Plan. As of the date of this Proxy Statement, there are approximately 37,000 employees of Kraft Heinz and its subsidiaries and 11 non-employee directors of Kraft Heinz who are eligible to participate in the 2020 Omnibus Plan. However, only eligible employees of Kraft Heinz and its subsidiaries are eligible to be granted incentive stock options under the 2020 Omnibus Plan. Eligibility for the grant of awards and actual participation in the 2020 Omnibus Plan will be determined by the Committee in its sole discretion.
Changes in capitalization
In the event of any stock split, reverse stock split, stock dividend, extraordinary dividend, subdivision, combination or reclassification, reorganization or partial or complete liquidation, or any other corporate event having a similar effect, the Committee will appropriately adjust any or all of (i) the number and kind of shares that thereafter may be made the subject of awards under the plan (including the share limit, the incentive stock option limit and the annual individual share limits for performance-based awards) and (ii) the terms of any outstanding award, including the exercise price and the number or kind of shares or other securities of Kraft Heinz or other property subject to outstanding awards.
In the event of a merger or consolidation that results in the acquisition of substantially all of the outstanding shares of Kraft Heinz, or in the event of a sale of substantially all of Kraft Heinz’s assets, the Committee may (i) make cash payment to award holders in exchange for the cancellation of the award (including, in the case of options and SARs, the excess of the fair market value (as defined in the 2020 Omnibus Plan) over the exercise price), (ii) cancel and terminate without payment any option or SAR having a per-share exercise price greater than or equal to the fair market value (as defined in the 2020 Omnibus Plan) of the shares subject to the award or (iii) provide for the substitution or assumption of awards, accelerate the exercisability or lapse of restrictions on awards, or deliver notice of termination at least five days prior to the consummation of such transaction, during which period participants may exercise outstanding awards.
Description of Awards
Options
Subject to the provisions of the 2020 Omnibus Plan, the Committee will be permitted to grant stock options under the 2020 Omnibus Plan. The exercise price per Common Share and terms of each option will be determined by the Committee; provided, however, that the exercise price will not be less than the fair market value of a Common Share on the date that the option is granted. Under the 2020 Omnibus Plan, the “fair market value” of a Common Share is equal to the closing price of a Common Share reported on the Nasdaq on the trading day of, or immediately prior to, the grant date. An option will be exercisable only in accordance with the terms and conditions established by the Committee in the award agreement. The 2020 Omnibus Plan prohibits repricing of stock options without stockholder approval, including the buyout of underwater stock options for cash. The Committee fixes the vesting terms it deems appropriate when granting options. In addition, the Committee may, in its discretion, provide that an option may become vested and exercisable in whole or in part, in installments, cumulative or otherwise, for any period of time specified by the Committee and reflected in an award agreement. Under our current form of option award agreement, options vest over a three-year period and an optionee has one year to exercise after retirement, death, disability, or termination of employment without cause. The Committee will fix the term of each option, not to exceed ten years.
For non-U.S. participants, if the term of an option would otherwise expire during or within 10 business days of the expiration of a blackout period, the term of the option will be extended to the close of business of the tenth business day following the expiration of the blackout period.

SARs
Subject to the provisions of the 2020 Omnibus Plan, the Committee will be permitted to grant SARs under the 2020 Omnibus Plan. SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2020 Omnibus Plan (“tandem”). Except under certain circumstances described in the 2020 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years. In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option. Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value (as defined above) of the Common Share on the date of grant. The 2020 Omnibus Plan prohibits repricing of SARs without stockholder approval, including the buyout of underwater SARs for cash.
Restricted stock and RSUs
Subject to the provisions of the 2020 Omnibus Plan, the Committee will be permitted to grant awards of restricted stock and RSUs under the 2020 Omnibus Plan. Shares of restricted stock and RSUs will be subject to any restrictions that the Committee may impose, including any limitation on the right to vote a share of restricted stock or the right to receive any dividend or dividend equivalent. If deemed necessary, the Committee may require that, as a condition of any grant of restricted stock, the participant will deliver a signed stock power or other instruments of assignment, which would permit transfer to Kraft Heinz of all or a portion of the Common Shares subject to the restricted stock award in the event that the award is forfeited.
Deferred stock
Under the 2020 Omnibus Plan, the Committee is permitted to grant deferred stock to participants, subject to the conditions that deferred stock will be settled upon expiration of the deferral period specified for an award by the Committee. In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Committee may impose and, the Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock.
Performance awards
The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is an RSU or payable in shares of restricted stock, then the shares will be transferable to the participant or the RSU will vest only upon attainment of the relevant performance goal. The Committee will, in its sole discretion, designate the participants who will be eligible to receive performance compensation awards in respect of such performance period. The Committee will also determine the length of performance periods, the types of awards to be issued, the performance criteria that would be used to establish the performance goals, the kinds and levels of performance goals and any objective performance formula used to determine whether a performance compensation award has been earned for the performance period. The Committee is permitted to adjust or modify the calculation of performance goals in the event of any unusual or extraordinary corporate item, corporate transaction, any other unusual or nonrecurring events and changes in tax law or accounting standards.
Other awards
The Committee is authorized to grant to participants other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of Common Shares or an equity interest in any entity with respect to which, Kraft Heinz holds, directly or indirectly, a controlling interest. The Committee will determine the terms and conditions of such awards.
The Committee is also permitted to grant cash-based awards to participants. In its discretion, the Committee will determine the number of cash-based awards to grant to a participant, the duration of the period during which, and any conditions under which, the cash incentive awards will be eligible to vest or will be forfeited, and any other terms and conditions applicable.
Termination of Employment
The Committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to Kraft Heinz or any subsidiary prior to the end of a performance period or exercise or settlement of such award.

Change in Control
Unless otherwise provided in an award agreement, in the event of a change in control (as defined in the 2020 Omnibus Plan), a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Committee:

(i)	awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Committee;

(ii)
the Committee, in its sole discretion, may provide for the purchase of any awards by Kraft Heinz or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

(iii)
if and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercise, vesting, or settlement of an award, the Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines. In addition, with respect to the vesting or exercisability of any award would otherwise be subject to the achievement of performance conditions, the portion of any such award that shall become fully vested and immediately exercisable shall be based on (a) actual performance through the date of the change in control as determined by the Committee or (b) if the Committee determines that measurements of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee.

Term of the 2020 Omnibus Plan
No award will be granted under the 2020 Omnibus Plan after ten years from the original effective date for the 2020 Omnibus Plan. However, unless otherwise expressly provided in the 2020 Omnibus Plan or in an award agreement, any award granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate the award, or to waive any conditions or rights under the award, and the authority of the Board to amend the 2020 Omnibus Plan, will extend beyond such date.
Assignability
Except as permitted by the Committee, awards granted under the 2020 Omnibus Plan may not be sold, pledged, or otherwise transferred, other than following the death of a participant by will or the laws of descent. A participant’s beneficiary or estate may exercise vested options during the applicable exercise period following the death of the participant, subject to the same conditions that would have applied to exercise by the participant.
Amendment
The Board may amend, suspend, or terminate the 2020 Omnibus Plan and any outstanding awards granted under the 2020 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2020 Omnibus Plan require the prior approval of the stockholders and must comply with the rules of the Nasdaq. Examples of the types of amendments that the Board is entitled to make without stockholder approval include, without limitation, the following: (i) ensuring continuing compliance with applicable law, the rules of the Nasdaq or other applicable stock exchange rules and regulations or accounting or tax rules and regulations; (ii) minor changes of a “housekeeping” nature; (iii) changing the vesting provision of the 2020 Omnibus Plan or any award thereunder, subject to certain limitations; (iv) changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof; (v) adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying Common Shares from the 2020 Omnibus Plan reserve, and any amendment to a cashless exercise provision; (vi) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted; (vii) changing the process by which a participant who wishes to exercise his or her award can do so; and (viii) delegating any and all of the powers of the Committee to administer the 2020 Omnibus Plan to officers of Kraft Heinz, subject to certain limitations.
No amendment to the 2020 Omnibus Plan requiring the approval of the stockholders of Kraft Heinz under any applicable securities laws or requirements will become effective until such approval is obtained. In addition, the approval of the stockholders of the Company shall be required for, among other things, an increase in the maximum number of Common Shares that may be made the subject of awards under the 2020 Omnibus Plan, any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the 2020 Omnibus Plan), an amendment that reduces or would have the effect of reducing the exercise price of an option or SAR previously granted under the 2020 Omnibus Plan or, at any time when the exercise price of an option or SAR is above the fair market value of a Common Share, would cancel and re-grant or exchange such Option or SAR for cash or a new award or an extension to the term or an outstanding option or SAR beyond the expiry date thereof. Furthermore, except as otherwise permitted under the 2020 Omnibus Plan, no change to an outstanding award that will adversely impair the rights of a participant may be made without the consent of the participant except to the extent that such change is required to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.
U.S. Federal Income Tax Consequences
The United States federal income tax consequences of the issuance and/or exercise of option awards under the 2020 Omnibus Plan is as follows:
Incentive stock options
An incentive stock option results in no taxable income to the optionee or a deduction to Kraft Heinz at the time it is granted or exercised. However, upon exercise, the excess of the fair market value of the Common Shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the Common Shares received as a result of an exercise of an incentive stock option for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the Common Shares is treated as a long-term capital gain. If the Common Shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the Common Shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the Common Shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, Kraft Heinz will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the Common Shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.
Non-qualified stock options
A non-qualified stock option results in no taxable income to the optionee or deduction to Kraft Heinz at the time it is granted. An optionee exercising a non-qualified stock option will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the Common Shares over the option exercise price. Subject to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Kraft Heinz will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in Common Shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.
Any gain (or loss) upon subsequent disposition of the Common Shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the Common Shares. If a non-qualified option is exercised by tendering previously owned Common Shares in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new Common Shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new Common Shares will be equal to the basis and holding period of the previously owned Common Shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new Common Shares received in excess of such number of exchanged Common Shares; the optionee’s basis in such excess Common Shares will be equal to the amount of such compensation income, and the holding period in such Common Shares will begin on the date of exercise.
Stock Appreciation Rights
A participant will not recognize taxable income upon the grant of an SAR. Upon exercise of an SAR, a participant will recognize taxable ordinary income in an amount equal to the amount of cash received and the difference between the fair market value of the underlying shares on the date of exercise and the exercise price of the SAR. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock
A participant who receives restricted stock subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) will normally realize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares become transferable or are disposed of) exceeds their purchase price, if any.
A participant may elect pursuant to Section 83(b) of the Code, however, to include in income in the year of grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) over their purchase price, if any, on the date of grant.
Stock Units
A participant will not recognize taxable income upon the grant of a stock unit. Upon the distribution of cash or shares to a participant pursuant to the terms of a stock unit, the participant will recognize taxable ordinary income equal to the amount of any cash and/or the fair market value of any shares received.
Excess Parachute Payments
Upon accelerated exercisability, vesting, or payment of award contingent upon or in connection with a change of control of the company, certain amounts associated with such awards could, depending upon the individual circumstances of the recipient participant, constitute "excess parachute payments" under the golden parachute provisions of the IRC. Pursuant to these provisions a participant will be subject to a 20% excise tax on any excess parachute payment and the company may be denied any deduction with respect to such excess parachute payment. The limit on the deductibility of compensation under Section 162(m) of the Code is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the awards accelerated and the past compensation of the participant.
Section 409A
Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying Common Shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2020 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2020 Omnibus Plan comply with Section 409A of the Code, and all provisions of the 2020 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.
Company Deduction and Section 162(m) of the Code
Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to Kraft Heinz due to the application of Section 162(m) of the Code.
Withholding Taxes
Kraft Heinz will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 2020 Omnibus Plan. Whether or not such withholding is required, Kraft Heinz will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.
New Plan Benefits
It is not presently possible to determine the dollar value of payments that may be made or the number of awards that may be granted under the 2020 Omnibus Plan in the future, or the individuals who may be selected for such awards because awards under the 2020 Omnibus Plan are made at the discretion of the Compensation Committee.
The Board recommends a vote FOR the approval of The Kraft Heinz Company 2020 Omnibus Incentive Plan.

PROPOSAL 4. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of our Board of Directors is responsible for the appointment, compensation, oversight, retention, and termination of our independent auditors. Pursuant to its charter, the Audit Committee has authority to approve all audit engagement fees to be paid to the independent auditors. The Audit Committee selected PwC, a registered public accounting firm, as our independent auditors for 2020.
The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the selection of PwC as our independent auditors. The Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent auditors for 2020 is in the best interests of Kraft Heinz and its stockholders. The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the selection, the Audit Committee may investigate the reasons for our stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Kraft Heinz’s and our stockholders’ best interests.
PwC has served as our independent auditors since 2015, and had served as Heinz's (and its predecessors') independent auditors prior to the 2015 Merger since 1979. We expect that representatives of PwC will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Additional information about our independent auditors, including our pre-approval policies and PwC’s aggregate fees for 2019 and 2018, can be found below under “Board Committees and Membership—Audit Committee.”
The Board and Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Heinz’s independent auditors for 2020.

CORPORATE GOVERNANCE AND BOARD MATTERS
GOVERNANCE GUIDELINES AND CODES OF CONDUCT
Corporate Governance Guidelines
The Guidelines articulate our governance philosophy, practices, and policies in a range of areas, including: the Board’s role and responsibilities; the composition and structure of the Board; the establishment and responsibilities of the committees of the Board; executive and director performance evaluations; succession planning; and corporate social responsibility. The Governance Committee reviews the Guidelines annually and recommends any changes to the Board.
Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees
We have a written Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”) that is designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	due care, diligence, and loyalty;

•	confidentiality of our proprietary information;

•	compliance with applicable laws, rules, and regulations, including insider trading compliance; and

•	accountability for adherence to the Directors Ethics Code and prompt internal reporting of violations.
Annually, each non-employee director acknowledges in writing that he or she has received, reviewed, and understands the Directors Ethics Code. We also have a written Code of Conduct for employees (the “Code of Conduct”). The Code of Conduct includes a set of employee policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business to promote compliance and integrity. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. We will disclose in the Corporate Governance section of our Web site (described below) any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.
Corporate Governance Materials Available on Our Web Site
Our Web site contains the Guidelines, our Board committee charters, the Code of Conduct, and the Directors Ethics Code. To view these documents, go to http://ir.kraftheinzcompany.com and click on “Corporate Governance.” We will promptly deliver free of charge, upon request, a copy of the Guidelines, the Board committee charters, the Code of Conduct, or the Directors Ethics Code to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, IL 60601.
The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the Securities and Exchange Commission (the "SEC").
KEY CORPORATE GOVERNANCE PRACTICES
We have adopted a number of corporate governance practices to promote and enhance the Board’s independent leadership, accountability, and oversight:

•	Leadership Structure. We have an independent Chairman of the Board, separate from our Chief Executive Officer. No member of our management serves on the Board.

•
Executive Sessions. At each Board meeting, our directors meet without the Chief Executive Officer or any other members of management present to discuss issues important to Kraft Heinz, including any matters regarding management.

•
Special Meetings of the Board. Our Amended and Restated By-Laws (the “By-Laws”) allow the Chief Executive Officer, the Chairman, or a majority of directors then in office, or the Vice Chairman or the chair of any committee with the support of at least two other directors, to call special meetings of the Board.

•	Annual Performance Evaluation. The Governance Committee develops and oversees an annual evaluation process for the Board.

•	Special Meetings of Stockholders. Our By-Laws allow stockholders of record of at least 20% of the voting power of our outstanding stock to call a special meeting of stockholders.

•
Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) allows stockholder action by written consent if such consent is signed by stockholders holding not less than the minimum number of shares necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

•	Majority Voting in Director Elections. Our By-Laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.
BOARD LEADERSHIP STRUCTURE
The Board has an independent Chairman, Mr. Behring, and a Vice Chairman, Mr. Cahill. The Chairman of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership and encouraging open communications. The Vice Chairman of the Board assists the Chairman and serves at meetings at which the Chairman is not in attendance or is unable to participate in a motion.
The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Under the Guidelines, the Board has adopted a general view that it is not necessary for a member of management to serve as a director; however, from time to time, the Board may determine that it is appropriate to nominate members of management to the Board, including the Chief Executive Officer. Our current Chief Executive Officer is not a member of our Board. The Board will periodically evaluate our leadership structure to determine what structure is in our best interests at the time based on our particular circumstances. The Board believes that its decision on leadership structure should be based on the particular composition of the Board (including the tenure and skill sets of the individual directors and the Board as a whole) and the needs and opportunities of Kraft Heinz over time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our stockholders’ interests, the Board considers various factors, including our specific business and long-term strategic needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board annual self-evaluations, advantages and disadvantages of alternative leadership structures, and our corporate governance practices generally. For these reasons, the Board currently believes that its leadership structure is appropriate.
INDEPENDENCE AND RELATED PERSON TRANSACTIONS
Independence Determinations
The Guidelines require that a majority of the directors meet Nasdaq listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Heinz that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. The Board determined that, under the Nasdaq listing standards, the following director nominees are independent: Mr. Abel, Mr. Behring, Mr. Castro-Neves, Mr. Kenesey, Mr. Lemann, Ms. Mulder, Mr. Pope, Mr. Leoni Sceti, and Mr. Van Damme. Mr. Dewan and Ms. Jackson, who decided not to stand for re-election at the Company's Annual Meeting, were also determined to be independent. Ms. Cool, who stepped down from the Board effective January 23, 2020, and Mr. Telles, who retired from the Board effective June 12, 2019, were also determined to be independent during the periods they served. Mr. Cahill, the former Chief Executive Officer of Kraft and former consultant to Kraft Heinz, and Mr. Zoghbi, our former Chief Operating Officer of the U.S. Commercial business and Special Advisor at Kraft Heinz, are not independent.
In conducting its evaluations of Mr. Abel, Ms. Cool, and Mr. Kenesey, the Board considered each individual’s affiliation with Berkshire Hathaway, which held approximately 27% of our outstanding common stock as of March 9, 2020, and its subsidiaries. Similarly, in conducting its evaluations of Messrs. Behring, Castro-Neves, Lemann, and Telles, the Board considered each individual’s affiliation with 3G Capital, which held approximately 20% of our outstanding common stock as of March 9, 2020, and its subsidiaries. The Board also considered the service of Messrs. Behring, Castro-Neves, and Van Damme on the board of directors of RBI, a company in which 3G Capital invests and the parent company of Burger King and Tim Hortons, quick service restaurant companies that purchase certain of our products and conduct certain brand sponsorship and marketing activities for us, in conducting its evaluations of them.
Review of Transactions with Related Persons
The Board has adopted a written policy regarding the review, approval, or ratification of “related person transactions.” A "related person transaction" is one in which Kraft Heinz is a participant, the amount involved exceeds $120,000 and any “related person” had, has, or will have a direct or indirect material interest. In general, “related persons” include our directors, executive officers, and 5% stockholders and their immediate family members. In accordance with this policy, the Governance Committee reviews transactions that might qualify as "related person transactions." If the Governance Committee determines that a transaction qualifies as a "related person transaction," then the Governance Committee reviews, and approves, disapproves, or ratifies the "related person transaction." The Governance Committee approves or ratifies only those "related person transactions" that are fair and reasonable to Kraft Heinz and in our and our stockholders’ best interests. Any member of the Governance Committee who is a "related person" with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction. The chair of the Governance Committee (or the chair of the Audit Committee if the chair of the Governance Committee is a "related person" with respect to the transaction under review) will review and approve or ratify potential "related person transactions" when it is not practicable or desirable to delay review of a transaction until a Governance Committee meeting, and will report to the Governance Committee any transaction so approved or ratified. The Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the Nasdaq listing standards); and

•	whether the transaction would violate any provision of our Directors Ethics Code or Code of Conduct.
Registration Rights Agreement
In connection with the 2015 Merger, we entered into a registration rights agreement with 3G Global Food Holdings and Berkshire Hathaway. Pursuant to the registration rights agreement, we granted 3G Global Food Holdings and Berkshire Hathaway registration rights with respect to the shares of Kraft Heinz common stock held by 3G Global Food Holdings and Berkshire Hathaway as of the date of the closing of the 2015 Merger, representing shares of Kraft Heinz common stock acquired from Heinz in connection with the 2015 Merger and/or immediately prior to the 2015 Merger pursuant to a warrant. The registration rights only apply to registrable shares and not shares of Kraft Heinz common stock subsequently acquired by either party. These rights include demand registration rights, shelf registration rights, and “piggyback” registration rights, as well as customary indemnification. The rights are subject to certain holdback and suspension periods. We generally will bear all fees, costs, and expenses related to registrations, other than underwriting discounts and commissions attributable to the sale of shares of Kraft Heinz common stock by 3G Global Food Holdings and Berkshire Hathaway, as applicable.
Demand Registration Rights
The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway demand registration rights. We will be required, upon the written request of 3G Global Food Holdings or Berkshire Hathaway, to file a registration statement pursuant to its demand rights under the registration rights agreement, as promptly as practicable and to use our reasonable best efforts to effect registration of shares of Kraft Heinz common stock requested to be registered by 3G Global Food Holdings or Berkshire Hathaway, subject to certain exceptions. Each of 3G Global Food Holdings and Berkshire Hathaway may request up to three demand registrations in the aggregate.
Shelf Registration Rights
The registration rights agreement also grants each of 3G Global Food Holdings and Berkshire Hathaway shelf registration rights. Subject to our eligibility to use a Registration Statement on Form S-3, each of 3G Global Food Holdings and Berkshire Hathaway may request that we file a shelf registration statement with respect to some or all of its shares of Kraft Heinz common stock, and, upon such request, we are required to file such registration statement as promptly as practicable, subject to certain exceptions.
“Piggyback” Registration Rights
The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway “piggyback” registration rights. If we register any of our shares of common stock, either for our own account or for the account of other stockholders, each of 3G Global Food Holdings and Berkshire Hathaway will be entitled, subject to certain exceptions, to include its shares of common stock in the registration.

Holdback Periods
Notwithstanding the registration rights described above, if there is an offering of shares of Kraft Heinz and the managing underwriters for the offering advise us that a public sale or distribution of shares outside the offering would adversely affect the offering, then, if requested, each of 3G Global Food Holdings and Berkshire Hathaway will not dispose of, or request the registration of, any registrable shares for a certain period, which we refer to as a holdback period. The holdback period will begin on the 10th day before the pricing date of the offering and extend for either (i) 120 days or (ii) an earlier date, if designated by the managing underwriters.
Suspension Periods
In addition, we may delay or suspend the filing, effectiveness, or use of a registration statement for a certain period, which we refer to as a suspension period, if we determine that (i) proceeding with the use or effectiveness of the registration statement would require us to disclose material non-public information and the disclosure of that information at that time would not be in our best interests or (ii) the registration or offering to be delayed or suspended would, if not delayed or suspended, materially adversely affect us or delay or otherwise materially adversely affect the success of any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. During any calendar year, there will not be more than two suspension periods and the aggregate number of days included in all suspension periods in that year will not exceed 119 days.
Shareholders’ Agreement
In connection with the 2015 Merger, 3G Global Food Holdings and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and their affiliates will vote the shares of Kraft Heinz common stock held by them as of the date of closing of the 2015 Merger, with respect to supporting certain directors that are designated by either 3G Global Food Holdings or Berkshire Hathaway. Pursuant to the shareholders’ agreement, 3G Global Food Holdings agrees that for so long as Berkshire Hathaway and its affiliates control shares representing at least 66% of the voting power in election of directors of shares owned by Berkshire Hathaway as of the consummation of the 2015 Merger, 3G Global Food Holdings and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz board nominees designated by Berkshire Hathaway and not take any action to remove such designees without Berkshire Hathaway’s consent. Similarly, Berkshire Hathaway agrees that for so long as 3G Global Food Holdings and its affiliates control shares representing at least 66% of the voting power in elections of directors of shares owned by 3G Global Food Holdings as of the consummation of the 2015 Merger, Berkshire Hathaway and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz board nominees designated by 3G Global Food Holdings and not take any action to remove such designees without 3G Global Food Holdings’ consent. The shareholders’ agreement provides that each party’s foregoing rights and obligations will step down upon specified reductions in ownership below the 66% threshold described above by either 3G Global Food Holdings or Berkshire Hathaway and their respective affiliates, as applicable.
Consulting Agreement
On November 2, 2017, we entered into a new consulting agreement with Mr. Cahill pursuant to which he provided advisory and consulting services to us related to then-current and historical finances, relationships with licensors, customers and vendors, employee matters, product development, marketing and distribution, government affairs, and strategic opportunities. Mr. Cahill's advisory and consulting arrangement terminated on July 1, 2019. In connection with the termination of his consulting agreement, Mr. Cahill received a one-time grant of 500,000 stock options. Payments to Mr. Cahill under the consulting agreement are disclosed in the "All Other Compensation" column of 2019 Non-Employee Director Compensation Table below.
Compensation Arrangement
On September 6, 2019, the Company entered into a new offer letter (the “Offer Letter”) with Mr. Zoghbi in connection with his role as Special Advisor at Kraft Heinz. Effective July 1, 2019, Mr. Zoghbi's base salary was reduced from $850,000 to $400,000, and he received a one-time grant of 200,000 stock options. Mr. Zoghbi is now eligible to receive compensation for his services as a director, including an annual stock award valued at $125,000 and an annual cash retainer of $110,000.

OVERSIGHT OF RISK MANAGEMENT
Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting, and reputational risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing, and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. The Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. The Audit Committee discusses guidelines and policies to govern the process by which management assesses and manages risk, including Kraft Heinz’s major financial risk exposures and the steps taken to monitor and control those exposures. In addition, pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies, and processes utilized in our Strategic Enterprise Risk Management (“SERM”) approach. Our SERM approach is an ongoing process effected at all levels of our operations and across business units and functions to identify, assess, monitor, manage, and mitigate risk, including risks related to cybersecurity issues and sustainability. The SERM approach facilitates open communication between management and the Board to advance the Board’s and committees’ understanding of our risk management process, how it is functioning, the participants in the process, key risks to our business and performance, and the information gathered through the approach. The Audit Committee annually reviews the SERM approach, as well as the results of the annual SERM assessment.
Annually, the Audit Committee allocates responsibility for overseeing the review and assessment of key risk exposures and management’s response to those exposures to the full Board, or another committee of the Board, or it retains those responsibilities, as appropriate. Management provides reports to the Board, the Audit Committee, or other appropriate committee, in advance of meetings, regarding these key risks and the actions management has taken to monitor, control, and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The Audit Committee or other appropriate committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.
In addition to the SERM approach, the Board and each committee review and assess risks related to our business and operations throughout the year. For example, the Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the global economic environment. In addition, as discussed under “Board Committees and Membership—Compensation Committee—Analysis of Risk in the Compensation Architecture” below, the Compensation Committee oversees an evaluation of our compensation structure’s impact on risk taking and risk mitigation.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed electronically with the SEC by the Reporting Persons with respect to the fiscal year ended December 28, 2019, we believe that all filing requirements were complied with in a timely manner, except that we were late in filing the Form 3 of Mr. Castro-Neves and Form 4s for Ms. Cool, Mr. Dewan, Ms. Jackson, and each of our current directors, other than Mr. Kenesey, reporting their annual stock award.
COMMUNICATIONS WITH THE BOARD
Information for stockholders and other parties interested in communicating with the Chairman, the Board, or our independent directors, individually or as a group, is included in our Guidelines which are available on our Web site at http://ir.kraftheinzcompany.com/corporate-governance. Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries, and consumer complaints, to the appropriate Kraft Heinz executive or employee. Our Corporate Secretary does not forward solicitations, junk mail, and obviously frivolous or inappropriate communications.
MEETING ATTENDANCE
We expect directors to attend all Board meetings and meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held eight meetings in fiscal year 2019 and the standing committees of the Board held a total of 36 meetings. Each director attended 80% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2019. Directors are invited, but are not required, to attend the Annual Meeting of Stockholders. At our 2019 Annual Meeting of Stockholders, none of our directors then in office attended in person.
BOARD COMMITTEES AND MEMBERSHIP
COMMITTEE MEMBERSHIP
Our Board designates the committee members and chairs based on the Governance Committee’s recommendations. The Board has four standing committees: Audit, Compensation, Governance, and Operations and Strategy. The Operations and Strategy Committee was formed on June 5, 2019. The Board has a written charter for each standing committee, which sets forth each committee’s roles and responsibilities. These charters are available on our Web site as discussed above under “Corporate Governance and Board Matters—Governance Guidelines and Codes of Conduct—Corporate Governance Materials Available on Our Web site.” The following table lists the current committee membership and the number of meetings held by each committee in 2019:

Director	Audit	Compensation	Governance	Operations and Strategy
Alexandre Behring (Chairman)		X	Chair	X
John T. Cahill (Vice Chairman)				Chair
Gregory E. Abel				X
Joao M. Castro-Neves		Chair	X	X
Feroz Dewan	X
Jeanne P. Jackson	X		X	X
Timothy Kenesey		X
Jorge Paulo Lemann		X	X
John C. Pope	Chair	X	X
Alexandre Van Damme			X
George Zoghbi
Meetings in 2019	19	5	5	7
AUDIT COMMITTEE
The Board established the Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter. Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence, and performance. Our Audit Committee, among other duties, oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding of our assets;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ retention, termination, qualifications, independence, and performance;

•	the performance of our internal auditors and internal audit function;

•	our financial matters and financial strategy; and

•	our guidelines and policies that govern the process by which we assess and manage risk.
The Audit Committee reviews and discusses with our independent auditors their audit procedures, including the audit plan and its scope with respect to Kraft Heinz’s consolidated financial statements, as well as annually reviews their independence and performance. In addition, the Audit Committee regularly meets with the independent auditors without management present at their in-person meetings. The Audit Committee also selects the lead audit engagement partner and considers regular rotation of the independent auditors and lead partner(s) as required by law or otherwise appropriate.
The Audit Committee consists entirely of independent directors, and each director meets the independence requirements set forth in the listing standards of Nasdaq, Rule 10A-3 under the Exchange Act and the Audit Committee charter. The Board has determined that each Audit Committee member is able to read and understand fundamental financial statements. In addition, the Board has determined that Ms. Jackson and Mr. Pope are “audit committee financial experts” within the meaning of SEC regulations. No Audit Committee member received any payments in 2019 from us other than compensation for service as a director.
The Audit Committee has established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters, or anything else that appears to involve financial or other wrongdoing. To report such matters, please contact us at www.KraftHeinzEthics.com.
Audit Committee Report for the Year Ended December 28, 2019
To our Stockholders:
Management has primary responsibility for Kraft Heinz’s financial statements and the reporting process, including the systems of internal control over financial reporting. The role of the Audit Committee of the Kraft Heinz Board of Directors is to oversee Kraft Heinz’s accounting and financial reporting processes and audits of its financial statements. In addition, we assist the Board in its oversight of:

•
The integrity of Kraft Heinz’s financial statements and Kraft Heinz’s accounting and financial reporting processes and systems of internal control over financial reporting and safeguarding the Company’s assets;

•	Kraft Heinz’s compliance with legal and regulatory requirements;

•	Kraft Heinz’s independent auditors’ qualifications, independence, and performance;

•	The performance of Kraft Heinz’s internal auditors and the internal audit function;

•	Kraft Heinz’s financial matters and financial strategy; and

•	Kraft Heinz’s guidelines and policies with respect to risk assessment and risk management.
Our duties include overseeing Kraft Heinz’s management, the internal audit department, and the independent auditors in their performance of the following functions, for which they are responsible:
Management

•	Preparing Kraft Heinz’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP);

•	Establishing and assessing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Kraft Heinz’s internal control over financial reporting.
Internal Audit Department

•	Independently assessing management's system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.
Independent Auditors

•	Auditing Kraft Heinz's financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Auditing the effectiveness of Kraft Heinz's internal control over financial reporting.
Periodically, we meet, both independently and collectively, with management, the internal auditors, and the independent auditors, among other things, to:

•	Discuss the quality of Kraft Heinz's accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent auditors and internal audit department, together with management's responses; and

•	Review the overall scope and plans for the current audits by the internal audit department and the independent auditors.
Prior to Kraft Heinz’s filing of its Annual Report on Form 10-K for the year ended December 28, 2019, with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the independent auditors the matters required to be discussed by the applicable requirements for the Public Company Accounting Oversight Board and the SEC;

•	Discussed with the independent auditors their evaluation of the accounting principles, practices, and judgments applied by management;

•
Discussed all other items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	Received from the independent auditors the written disclosures and the letter describing any relationships with Kraft Heinz that may bear on the independent auditors’ independence; and

•
Discussed with the independent auditors their independence from Kraft Heinz, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent auditors from performing specified services that could impair their independence and (ii) Kraft Heinz’s and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Heinz’s Annual Report on Form 10-K for the year ended December 28, 2019 which was filed with the SEC on February 14, 2020.
Audit Committee:
John C. Pope, Chair
Feroz Dewan
Jeanne P. Jackson

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit Committee’s policy also requires management to report at Audit Committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service. The Audit Committee reviews this policy annually.
During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit Committee approves the services before we engage the independent auditors. If pre-approval is needed before a scheduled Audit Committee meeting, the Audit Committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.
During fiscal year 2019, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors’ Fees
Aggregate fees for professional services rendered by our independent auditors, PwC, for fiscal years 2019 and 2018 are set forth in the table below (in thousands).

	Fiscal Year Ended December 28, 2019	Fiscal Year Ended December 29, 2018
Audit Fees	$13,945	$19,234
Audit-Related Fees	79	442
Tax Fees	1,730	1,171
All Other Fees	9	46
Total	$15,763	$20,893

•
“Audit Fees” include (a) the audit of our consolidated financial statements, including statutory audits of the financial statements of certain of our affiliates, and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements). The decrease from 2018 to 2019 primarily related to prior year audit overruns associated with the procurement investigation, restatement, and impairment of goodwill and intangible assets.

•	“Audit-Related Fees” include professional services in connection with accounting consultations and procedures related to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice.

•	“All Other Fees” consist principally of software license fees related to research and benchmarking.

All fees above include out-of-pocket expenses.
GOVERNANCE COMMITTEE
The Board determined that all of the Governance Committee members are independent within the meaning of the Nasdaq listing standards. The Governance Committee’s responsibilities include, among others:

•
identifying qualified individuals for Board membership consistent with Board-approved criteria, including reviewing the qualifications of candidates for director suggested by Board members, stockholders, management, and others in accordance with such criteria;

•	considering incumbent directors’ performance and suitability in determining whether to recommend that our Board nominate them for re-election;

•
making recommendations to our Board as to nominees for election or re-election to the Board, candidates to be appointed to the Board as necessary to fill vacancies and newly-created directorships, and directors’ independence

•
establishing policies and procedures for the review, approval, and ratification of related person transactions, as defined in applicable SEC rules, and reviewing related person transactions and making recommendations to the Board as to the Committee's determination regarding such related party transactions;

•	recommending to our Board the appropriate size, function, needs, structure, and composition of our Board and its committees, including regarding the frequency and content of Board meetings;

•	recommending to our Board directors to serve as members of each committee and candidates to fill committee vacancies;

•	evaluating any Compensation Committee interlocks among Board members and executive officers;

•	monitoring directors' compliance with Kraft Heinz's stock ownership guidelines;

•	developing and recommending to our Board and overseeing an annual self-evaluation process for our Board and its committees;

•	overseeing Kraft Heinz's stockholder engagement program and make recommendations to our Board regarding its involvement in stockholder engagement;

•
overseeing and making recommendations to our Board regarding environmental, social, and governance matters relevant to Kraft Heinz's business, including company policies, activities, and opportunities;

•	administering and reviewing the Directors Ethics Code and recommending changes to the Board; and

•	advising our Board on corporate governance matters, including developing and recommending to our Board corporate governance guidelines.

The Governance Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Governance Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the Governance Committee uses to evaluate a candidate it identifies, which are described above under “Company Proposals—Proposal 1. Election of Directors— Director Qualifications,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate.
For a description of how stockholders may nominate a candidate for the Governance Committee to consider for election to the Board at an annual meeting, see “2021 Annual Meeting of Stockholders” in this Proxy Statement.
Corporate Social Responsibility Governance
Kraft Heinz is committed to corporate social responsibility ("CSR"). We have designed our environmental, social, and governance (ESG) structure to enable us to operate and deliver on the breadth of our CSR initiatives, at all levels globally.

The Board helps establish and oversee our global CSR objectives and framework including matters related to our supply chain, nutrition and well-being, human rights, the environment, animal welfare, and other social issues. The Board has delegated primary responsibility for overseeing CSR objectives to the Governance Committee. Members of the Governance Committee review all significant policies, processes and commitments, and receive at minimum an annual update from the CSR team on progress against key performance indicators and other relevant developments.
Executive Leadership Team
Select members of our Executive Leadership Team provide oversight and executional leadership for our global CSR strategy. The Executive Leadership Team is led by CEO Miguel Patricio, and includes nine executives representing a variety of disciplines, including CSR, Legal and Government Affairs, Corporate Affairs, Finance, Operations, Procurement, Growth, Research and Development, and Human Resources. Various team members have cascaded CSR management objectives to their teams which are implemented, tracked, and reported on through key CSR performance metrics on an ongoing basis.
CSR Team
In partnership with the Board and Executive Leadership Team, the CSR Team directs the design, development, execution, and continuous improvement of our CSR program strategy, goals, and initiatives. Comprised of leaders in various functions across the globe, the CSR Team engages with key stakeholders, including, customers, stockholders, employees, partners, non-profit organizations, consumers, and suppliers. Team leaders are also responsible for mobilizing the organization and collaborating across departments to lead the development, implementation, and measurement of relevant CSR policies, procedures, and programs, ensuring alignment with business strategies and operational objectives.
Reporting
The Company's inaugural CSR report was released in 2017 and the Company anticipates releasing an updated CSR report in 2020. The Company's CSR report is periodically updated and available on the Company's website at https://www.kraftheinzcompany.com/corporate-social-responsibility.html.
The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.
COMPENSATION COMMITTEE
Compensation Committee Interlocks and Insider Participation
The Board has determined that all of the directors who served on the Compensation Committee during fiscal year 2019, Alexandre Behring, Joao M. Castro-Neves, Jorge Paulo Lemann, John C. Pope are, and Tracy Britt Cool and Marcel Herrmann Telles were, independent within the meaning of the Nasdaq listing standards. No member of the Compensation Committee is a current, or during fiscal year 2019 was, a former, officer, or employee of Kraft Heinz, or any of its subsidiaries. During fiscal year 2019, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of "related person transactions" (for a description of our policy on "related person transactions," see “Corporate Governance and Board Matters—Independence and Related

Person Transactions” in this Proxy Statement). During fiscal year 2019, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.
Responsibilities
The Compensation Committee’s responsibilities are more fully described in our Compensation Committee charter, and include, among other duties:

•
establishing, reviewing, approving, and administering our compensation and benefits policies generally (subject, if required by applicable law, stock exchange requirements, or our charter documents, to stockholder approval), including establishing, reviewing, and making recommendations with respect to any incentive-compensation and equity-based plans of the Company that are subject to Board approval;

•	assessing the appropriateness and competitiveness of our executive compensation programs;

•
reviewing and approving our Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon this evaluation, determining both the elements and amounts of his compensation, including perquisites;

•	reviewing management’s recommendations for, and determining and approving the compensation of, our executive officers and other officers subject to Section 16(a) of the Exchange Act;

•	determining annual incentive compensation, equity awards, and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•
making recommendations to the Board with respect to incentive plans requiring stockholder approval, and approving eligibility for and the design of executive compensation programs implemented under stockholder-approved plans;

•	reviewing our compensation policies and practices for employees, including executive and non-executive officers, as they relate to our risk management practices and risk-taking incentives;

•
overseeing and reviewing the development of executive succession plans, evaluating and making recommendations to the Board regarding potential Chief Executive Officer candidates, and reviewing candidates to fulfill other senior executive positions;

•	monitoring compliance with stock ownership guidelines;

•	assessing the appropriateness of, and advising our Board regarding, the compensation of non-employee directors for service on our Board and its committees;

•
reviewing and discussing with management our say on pay voting results (including recommending to the Board any action Kraft Heinz should take in respond to the results of such advisory vote), as well as preparing and approving the CD&A and the committee’s report to stockholders for inclusion in our annual report and proxy statement;

•
overseeing Kraft Heinz's strategies and policies related to key human resources policies and practices including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention; and

•	reviewing and approving the implementation and execution of clawback policies that allow Kraft Heinz to recoup compensation paid to executive officers and other employees.
Under the Compensation Committee’s charter, it may delegate any of its responsibilities to the chair, another committee member or a subcommittee of committee members, unless prohibited by law, regulation, or Nasdaq listing standard.
Compensation Consultant to the Committee
Under the Compensation Committee’s charter, it is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting, or other advisors. The Compensation Committee has not retained a consultant or other advisor.
Analysis of Risk in the Compensation Architecture
Annually, the Compensation Committee evaluates the risk profile of our executive and broad-based employee compensation programs. In its evaluation for fiscal year 2019, the Compensation Committee reviewed our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers or employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk.

In addition, Willis Towers Watson advised management with respect to the risk assessment of our Performance Bonus Plan and North American Sales Incentive programs. Based on its assessment of the current programs, the Compensation Committee concluded that the 2019 executive compensation plans were designed in a manner to:

•	achieve a balance of short- and long-term performance aligned with key stakeholder interests;

•	discourage executives from taking unnecessary or excessive risks that would threaten the reputation and sustainability of Kraft Heinz; and

•	encourage appropriate assumption of risk to the extent necessary for competitive advantage purposes.
Anti-Hedging and Anti-Pledging Policies
Our insider trading policy limits the timing and types of transactions in Kraft Heinz securities by employees. Among other restrictions, the policy prohibits holding Kraft Heinz securities in a margin account or pledging Kraft Heinz securities as collateral for a loan without advance written notice to the Corporate Secretary. In addition, the policy prohibits short-selling Kraft Heinz securities, transacting in puts, calls, or other derivatives on Kraft Heinz securities, or hedging transactions on Kraft Heinz securities without prior approval from the Corporate Secretary.
Compensation Committee Report
The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 28, 2019, which was filed with the SEC on February 14, 2020.
Compensation Committee:
Joao M. Castro-Neves, Chair
Alexandre Behring
Timothy Kenesey
Jorge Paulo Lemann
John C. Pope

OPERATIONS AND STRATEGY COMMITTEE
The Board re-established the Operations and Strategy Committee, which was dissolved in October 2017, in 2019. The Board appointed Gregory E. Abel, Alexandre Behring, Joao M. Castro-Neves, and Jeanne P. Jackson as members of the Operations and Strategy Committee, and appointed John T. Cahill as the chair of the Operations and Strategy Committee.
The Operations and Strategy Committee assists the Board in overseeing and facilitating the development and implementation of our ongoing operations and corporate strategy. The Operations and Strategy Committee is led by John Cahill, Vice Chairman of the Board, and meets with management regularly to discuss, review, and evaluate the development and implementation of our operational objectives and corporate strategy. The Operations and Strategy Committee is comprised of five directors appointed by the Board based on nominations recommended to the Board by our Nominating and Corporate Governance Committee. Based on its review, the committee shares with management the Board’s expectations for the operations of the Company and strategic planning process, makes recommendations to management on areas of improvement, and provides other feedback and guidance to management on behalf of the Board. The Operations and Strategy Committee’s responsibilities also include, among others, reviewing and making recommendations to the Board regarding:

•	our corporate strategy, performance, and annual capital plan, as well as certain individual capital projects;

•
the impact of external developments and factors, such as any changes in economic and market conditions, competition in the industry, environmental and safety regulations, federal, state and local regulations and technology, on our corporate strategy and its execution;

•	identification of prospects and opportunities for corporate developments and growth initiatives, including acquisitions, divestitures, joint ventures, and strategic alliances; and

•	implementation of our corporate strategy through corporate developments and growth initiatives, including acquisitions, divestitures, joint ventures, and strategic alliances.

STOCKHOLDER PROPOSAL
In accordance with SEC rules, we are including the following stockholder proposal (Proposal 5), along with the supporting statement of the stockholder proponent. Kraft Heinz is not responsible for any inaccuracies in the stockholder proposal and supporting statement.
The Board recommends that you vote AGAINST this proposal for the reasons set forth in the Kraft Heinz’s Statement in Opposition, which directly follows the proposal.
In accordance with Rule 14a-8(l)(1), the names, addresses and shareholdings of the filers of these proposals will be promptly supplied upon request.
PROPOSAL 5. STOCKHOLDER PROPOSAL - SIMPLE MAJORITY VOTE
RESOLVED: Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal would not apply to any provision regarding an Interested Stockholder and certain Business Combinations.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner. This proposal topic also received overwhelming 99%-support at the 2019 Fortive annual meeting.
Currently a 1%-minority can frustrate the will of our 66%-shareholder majority in an election with 67% of shares casting ballots. In other words a 1%-minority could have the power to prevent shareholders from improving the governance of our company. This can be particularly important during periods of management underperformance and/or an economic downturn. Currently the role of shareholders is downsized because management can simply say out-to-lunch in response to an overwhelming 66%-vote of shareholders.
Adoption of this proposal will make Kraft Heinz more competitive in its corporate governance. This timing is right because our stock fell from $53 to $31 in late 2019. Our directors need a wake-up call — especially the directors of a company that holds its annual stockholder meeting in the law office of a $1 Billion law firm. This gives the impression that a $1 Billion law firm stands between management and shareholders.
KRAFT HEINZ’S STATEMENT IN OPPOSITION TO PROPOSAL 5
The proposal asks that the Company take action to eliminate the supermajority voting provisions in the Company’s Second Amended and Restated Certificate of Incorporation (“Certificate”) and Amended and Restated By-Laws (“By-Laws”), as further described below, and replace them with simple majority vote requirements. While the inclusion of supermajority provisions in charters and bylaws are seen by many investors as designed to entrench management, given that our ownership structure includes two significant stockholders, the Board believes that the sole supermajority provision in the Company’s Certificate is protective of stockholders and appropriate given the significant ownership stakes of 3G Capital and Berkshire Hathaway in the Company. The Board of Directors unanimously recommends that stockholders vote against this proposal for the following reasons:
Current Supermajority Provision is Narrowly Tailored to Protect Stockholders. Almost all matters that are voted upon by the Company’s stockholders are already determined by a majority vote of stockholders, including the election of directors in uncontested elections. The Certificate provides that a 66 2/3% “supermajority” vote of stockholders is required only for one fundamental stockholder action—to remove directors from the Board without cause. Notably, if the removal is recommended by at least 66 2/3% of the Board, then the supermajority requirement falls away and only the affirmative vote of the holders of a majority of the outstanding capital stock of the Company entitled to vote in an election of directors is needed to remove the directors in question. As such, this supermajority voting requirement is narrowly and appropriately tailored to promote stability and protect stockholders by restricting actions by other stockholders unless those actions enjoy broad support among our stockholders or the then-current Board that has been elected by our stockholders.
Benefits to Stockholders. Delaware law permits companies to adopt supermajority voting requirements, and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all stockholders. Supermajority voting requirements on fundamental corporate matters help to protect stockholders against self-interested and potentially abusive actions proposed by one or a few large stockholders, who may seek to advance their interests over the interests of the majority of the Company’s stockholders. In this regard, the supermajority provisions assist in maximizing long-term value to all stockholders.
Current Governance Structure. The Company’s Board is firmly committed to effective corporate governance and has adopted a wide range of practices and procedures that promote effective Board oversight. These include the following:

•	Directors are elected annually, by a majority of the votes cast in uncontested elections, and there is a resignation policy;

•	The Board has had an independent Chairman since July 2015;

•	No member of our management serves on the Board;

•	A substantial majority of the Board consists of independent directors, and only independent directors serve on the Audit Committee, Compensation Committee, and Governance Committee;

•	The Governance Committee develops and oversees an annual evaluation process for the Board;

•	Our By-Laws allow stockholders of record of at least 20% of the voting power of our outstanding stock to call a special meeting of stockholders;

•
Our Certificate allows stockholder action by written consent if such consent is signed by stockholders holding not less than the minimum number of shares necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; and

•	The Board includes a range of tenures in order to balance fresh perspectives with in-depth experience and knowledge about the Company.
Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, for the reasons discussed above, the Board does not believe it is in the best interests of stockholders or the Company to implement the stockholder proposal’s request for the elimination of the one supermajority requirement included in the Company’s governing documents.
For the foregoing reasons, the Board unanimously recommends that you vote AGAINST this proposal.

COMPENSATION OF DIRECTORS
Following the 2015 Merger, the Board approved our director compensation program, which was designed to be similar to the program in place at Kraft prior to the 2015 Merger. The Compensation Committee reviews our director compensation program regularly and, in connection with these reviews, recommends changes, if any, to the Board. The table below summarizes the annual cash and equity compensation elements in place for directors.

Compensation Element(1)	Fee ($)
Board Retainer	110,000
Chairman Retainer	250,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	20,000
Governance Committee Chair Retainer	10,000
Operations and Strategy Committee Chair Retainer(2)	20,000
Stock Grant Value(3)	125,000

(1)
If a director serves as Chair of multiple committees, he or she receives fees for only one committee. Therefore, Mr. Behring does not receive a retainer for service as Chair of the Governance Committee.

(2)
Effective June 5, 2019, the Board established the Operations and Strategy Committee to assist it in overseeing and facilitating the development and implementation of our ongoing operations and corporate strategy. The Operations and Strategy Committee is led by Mr. Cahill, Vice Chairman of the Board.

(3)
Directors are awarded Kraft Heinz deferred shares. Although the deferred shares are vested as of the award date, the shares are not distributed until six months following the date the director ceases to serve on our Board. When dividends are paid on our common stock, we accrue the value of the dividend paid and issue shares equal to the accrued value six months after the director’s departure.

Directors receive an annual stock award that is granted effective immediately following our annual meeting of stockholders. We also pay the directors cash retainers on a quarterly basis. Directors have the option to (i) defer up to 100% of their cash retainers in 25% increments into accounts that mirror certain funds in the Kraft Heinz 401(k) Plan pursuant to the Deferred Compensation Plan for Non-Management Directors or (ii) receive deferred shares annually in lieu of their cash retainer payable in arrears.

Our stock ownership guidelines require directors that elect to receive compensation for service as directors to hold shares of our common stock in an amount equal to five times the annual Board retainer (equivalent to $550,000) within five years. As all of our current directors have served for less than five years, they are not yet required to meet the stock ownership requirement. We feel strongly that our director compensation program aligns with our directors’ and stockholders’ interests.

Beginning in 2019, Mr. Zoghbi received compensation for his service as a director. For a discussion of Mr. Zoghbi's compensation arrangement, please see "Corporate Governance and Board Matters—Independence and Related Person Transactions—Compensation Arrangement."

The table below presents information regarding the compensation and stock awards that we have paid or granted to our directors.
2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Gregory E. Abel	110,024		125,003	—	235,027
Alexandre Behring	263,984		125,003	—	388,987
Joao M. Castro-Neves	39,307		113,014	—	152,321
Tracy Britt Cool	192,503	(3)	125,003	—	317,506
John T. Cahill(4)	121,429		125,003	250,000	496,432
Feroz Dewan	110,024		125,003	—	235,027
Jeanne P. Jackson	110,024		125,003	—	235,027
Timothy Kenesey	—		—	—	—
Jorge Paulo Lemann	110,024		125,003	—	235,027
John C. Pope	130,000		125,003	—	255,003
Marcel Herrmann Telles	49,560		—	—	49,560
Alexandre Van Damme	110,024		125,003	—	235,027
George Zoghbi(5)	55,000		125,003	—	180,003

(1)	Includes all retainer fees paid or deferred pursuant to the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. Directors do not receive meeting fees.

(2)
The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2019, excluding any retainer fees deferred in exchange for shares, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of Kraft Heinz shares on the grant date ($29.03 on September 12, 2019). The following table shows the aggregate number of stock options held by current and former directors as of December 28, 2019:

Name	Vested Stock Options
Gregory E. Abel	22,166
Alexandre Behring	44,333
John T. Cahill	633,017
Tracy Britt Cool	22,166
Jorge Paulo Lemann	22,166
Marcel Herrmann Telles	22,166
(3) Includes a true-up payment of $82,503 relating to Ms. Cool's change in retainer election.

(4)
Mr. Cahill provided advisory and consulting services to Kraft Heinz related to then-current and historical finances, relationships with licensors, customers, vendors, employee matters, product development, marketing and distribution, government affairs, and strategic opportunities. These services were provided pursuant to a consulting agreement entered into between Mr. Cahill and the Company in November 2017. Mr. Cahill's advisory and consulting arrangement terminated on July 1, 2019. These services under the consulting agreement were distinct and separate from his duties as a director. Payments to Mr. Cahill under the consulting agreement are disclosed in the "All Other Compensation" column. For a discussion of the advisory and consulting services provided by Mr. Cahill to Kraft Heinz, please see "Corporate Governance and Board Matters—Independence and Related Person Transactions—Consulting Agreement."

(5)
As noted above, Mr. Zoghbi is an employee of Kraft Heinz and serves as Special Advisor. Beginning in 2019, he received compensation for his services as a director, including a partial year retainer of $55,000 and a deferred stock award with a full grant date fair value of $125,003. For a discussion of Mr. Zoghbi's compensation arrangement, please see "Corporate Governance and Board Matters—Independence and Related Person Transactions—Compensation Arrangement."

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, which we refer to as the "CD&A", outlines the compensation philosophy and objectives of Kraft Heinz and describes our executive pay programs for fiscal year 2019 and, specifically, for the following Named Executive Officers (also referred to as “NEOs”):

Name	Title
Miguel Patricio(1)	Chief Executive Officer
Bernardo Hees	Former Chief Executive Officer
Paulo Basilio(2)	Global Chief Financial Officer
David Knopf(3)	Former Chief Financial Officer
Rafael Oliveira(4)	Zone President International
Rashida La Lande	Senior Vice President, Global General Counsel and Head of CSR and Government Affairs, Corporate Secretary
Nina Barton(5)	Chief Growth Officer
(1) Mr. Patricio held the role of U.S. President from June 25, 2019 until February 2020.
(2) Mr. Basilio held the role of President of U.S. Commercial Business from January 2019 to June 2019 and Chief Business Planning and Development Officer from July 2019 to August 2019.
(3) Mr. Knopf held the role of Advisor from September 2019 to December 2019.
(4) Mr. Oliveira held the role of Zone President, EMEA from January 2019 to June 2019.
(5) Ms. Barton held the role of Zone President of Canada and President of Digital Growth from January 2019 to September 2019.
Executive Summary
Leadership Changes
2019 was a year of significant transition for our Company. On June 25, 2019, Mr. Patricio succeeded Mr. Hees as CEO. In September 2019, Mr. Basilio stepped back into the critical role of CFO. Ms. Barton assumed the new role of Chief Growth Officer, where she is responsible for improving the Company’s organic growth and developing the Company’s capabilities and our business in EMEA, APAC, and LATAM was restructured into the International Zone with Mr. Oliveira in the role of International Zone President starting in June 2019. While our 2019 results were disappointing, we closed the year with performance consistent with our expectations, and driven by factors we anticipated. 2019 was a year in which we began to lay the foundation for our turnaround, and these leadership changes will position the Company for future success.
Pay for Performance
Our compensation program for executive officers is structured around pay for performance with the focus on incentive compensation and the remaining amounts made up of fixed compensation. The chart below shows the compensation mix for 2019 for our CEO and other NEOs, excluding Messrs. Hees and Knopf.

One way to demonstrate our pay for performance alignment is to review the value of compensation awarded to our CEO as reported in the Summary Compensation Table as compared to the CEO's annualized pay taking into account the multi-year vesting schedules for equity awards granted in 2019 and the pay actually earned and paid to our CEO for 2019. The chart below provides a supplemental perspective to assist our stockholders in understanding our executive compensation program by demonstrating how the value of compensation by our CEO is tied to and impacted by the performance of the Company.

Comparison of 2019 CEO Summary Compensation Pay, Annualized Pay, and Earned Pay(1)
Total $41,607,002
25,746,189
15,000,006
360,807
500,000
Total $14,493,549
6,743,547
3,750,002
3,000,000
1,000,000
Total $860,807
360,807
500,000
40,000,000
38,000,000
36,000,000
34,000,000
32,000,000
30,000,000
28,000,000
26,000,000
24,000,000
22,000,000
20,000,000
18,000,000
16,000,000
14,000,000
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
-
2019 Summary Compensation Pay
2019 Annualized Pay
2019 Earned Pay
Base Salary
Bonus
RSUs
PSUs

(1)Summary Compensation Table ("SCT") pay consists of (i) actual base salary, (ii) actual bonus received as reported in the Non-Equity Incentive Plan Compensation column of the SCT, and (iii) the full fair value of the RSUs and PSUs on the grant date, calculated in accordance with the reporting requirements of the SCT, which does not take into account the multi-year vesting schedules to which those awards are subject. Annualized pay consists of the normalized level of annual compensation awarded to the CEO taking into account the multi-year vesting schedules applicable to the RSUs and PSUs, including (i) annualized base salary, (ii) annualized target bonus, and (iii) the annualized value of RSUs and PSUs over the performance and vesting period taking into account our stock price as of the grant date. Earned pay consists of the amounts actually received by our CEO in 2019, which are limited to (i) actual base salary as reported in the SCT and (ii) actual bonus as reported in the Non-Equity Incentive Compensation column of the SCT, since the CEO did not vest in any portion of the RSUs or PSUs during 2019.
One of the main goals of our executive compensation program is to attract, retain, and motivate our NEOs. In furtherance of this goal, in making 2019 compensation decisions, the Compensation Committee (the “Committee”) considered factors that included: compensation programs at peer companies, the Company's performance over the last few years, the Company’s financial plan for the period from 2019 to 2023, whether metrics for incentive compensation resulted in NEOs actually receiving, or becoming entitled to receive, payouts from the historical compensation program and methods of aligning compensation with stockholder returns. In particular, the Committee took into account that, due to the difficult operating environment during the past two years and our emphasis on pay for performance, several of our NEOs were not awarded bonuses under the Performance Bonus Plan (“PBP”) for fiscal year 2017 and the CEO and certain NEOs forfeited (with Committee approval) their rights to the amounts payable pursuant to the PBP for fiscal year 2018 and the other NEOs received low bonus payouts. In addition, a significant portion of the equity compensation awards granted to our NEOs since 2015 consisted of stock options that are all out of the money and the PSUs awarded in 2017 and 2018, which are subject to performance metrics based on profitability, are currently valued at zero. Therefore, the equity incentive grants issued during the last few years are not providing the intended retention incentive to our executive officers. The Company's historical practice has been to issue grants to executive officers periodically instead of annually, based on the individual’s performance and criticality to deliver the Company’s future plan. It typically resulted in larger grants and less frequent grants than would be issued in an annual program as a percentage of base salary. In order to retain and motivate executive officers to deliver the Company’s financial plan for 2019 to 2023, the Committee approved the issuance of new grants to Mr. Patricio as the new CEO and new grants to executive officers that are tied to delivering future financial performance and results for stockholders during that period.
Stockholder Engagement
At our 2019 annual meeting of stockholders, the compensation of our NEOs was approved by approximately 84% of the votes cast. In advance of our 2019 annual meeting of stockholders, the leadership team reached out to our several of our largest institutional stockholders to better understand their perspectives and any concerns over our executive compensation program. We found that our stockholders were generally supportive of our overall compensation principles, programs, and practices, including our emphasis on pay for performance and our goal of retaining and motivating our executive officers. Our stockholders were supportive of the Company's historical practice of issuing grants to executive officers periodically instead of annually, based on the individual's performance and criticality to deliver the Company's future plan. Our stockholders understood that our practice resulted in larger and less frequent grants than would be issued in an annual program.
We found that many of our stockholders raised additional topics during our outreach conversations including, most frequently, the Company's CSR policies and strategies and environmental, social, and governance concerns as they pertain to the sustainability of our business. We regularly engage with stockholders and other stakeholders on various topics including, among others, assessing climate impact risk, responsible sourcing and supply chain transparency, and sustainable packaging and manufacturing efforts. For additional information on the Company's CSR efforts, see "Corporate Social Responsibility Governance" in this Proxy Statement.
Executive Officer Compensation Program Objectives
The Committee oversees our executive compensation plans and programs. Our programs are designed to complement each other to provide a clear link between what we pay our NEOs and Kraft Heinz’s performance over both short- and long-term periods. The overall program has been designed to accomplish each of the following goals:

•	Rewarding financial and operational performance;

•	Placing a significant portion of compensation at risk if performance goals are not achieved;

•	Aligning the interests of the NEOs with those of our stockholders; and

•	Enabling us to attract, retain, and motivate top talent to deliver the turnaround.
Consistent with these goals and as described in further detail below, our compensation program has been designed with a view toward linking a significant portion of each NEO’s compensation to Company and individual performance.
CEO Compensation
In June 2019 Mr. Patricio became our CEO. Mr. Patricio’s compensation program is heavily weighted to performance-based compensation elements. Upon his appointment as CEO, Mr. Patricio’s base salary was set at $1,000,000, which was consistent with the base salary of Mr. Hees, his predecessor. His bonus target award opportunity, which was set at 300% of his base salary, was also consistent with the bonus target award opportunity for Mr. Hees, and reflected the Committee’s belief that the majority of Mr. Patricio’s compensation should be linked to performance. In connection with, and as a material inducement to, his agreement to be employed by the Company, Mr. Patricio received a one-time, lump sum payment in the amount of $1,000,000, which Mr. Patricio will have to repay to the Company (in part or in total depending on the date of termination) if Mr. Patricio resigns for any reason or is terminated for cause prior to the third anniversary of this date of hire.
Mr. Patricio's financial interests are strongly aligned with those of our stockholders in two ways. First, in connection with his employment by the Company, Mr. Patricio purchased $20,000,000 of the Company’s common stock at the market price on August 16, 2019, which Mr. Patricio has agreed to hold for four years from the date of purchase. Mr. Patricio's large investment in the Company supports that he is investing in the Company for the long term. Second, in light of this commitment and as an additional material inducement to his agreement to be employed by the Company, on August 16, 2019 the Company awarded Mr. Patricio three additional equity compensation awards, with the two performance share awards conditioned on the Company meeting aspirational performance goals:

•
An award of restricted stock units having a value of $15,000,000 as of the grant date. The restricted stock units vest with respect to 50% of the award on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date, subject to Mr. Patricio’s continued employment with the Company.

•
An award of performance share units having a value of $20,000,000 that have the same service-based vesting schedule as the restricted stock unit award described above. These performance share units are eligible to be earned over a two-year performance period based on the Company's achievement of financial performance metrics tied to Adjusted EBITDA and cash conversion performance for the period beginning in June 2019 and ending June 2021.

•
An award of performance share units that are scheduled to vest on the third anniversary of the grant date based on continued employment with the Company and the Company's achievement of stock price appreciation targets. Mr. Patricio is required to hold any shares earned under this award for three years following the vesting date. For purposes of this award, stock price appreciation is determined using the highest average closing price over 30 consecutive trading days during a three-year period from the grant date through the vesting date. The number of performance share units eligible to be earned based upon stock price appreciation is as follows: (i) 200,000 shares if the stock price appreciation achieved is between $45 per share and $49.99 per share; (ii) 400,000 shares if the stock price appreciation achieved is between $50 per share and $54.99 per share; and (iii) 600,000 shares if the stock price appreciation achieved is above $55 per share. No shares will be earned if the stock price appreciation does not achieve at least $45 per share.

For Mr. Patricio, the restricted stock unit award and performance share unit awards were one-time awards based on his appointment as CEO in 2019. Mr. Patricio is not eligible to receive additional equity awards until 2023, other than matching restricted stock units that may be granted to Mr. Patricio if he participates in the bonus swap program. Details of the program are detailed in the Annual Bonus Swap Program - Matching Restricted Stock Units section.
Elements of Executive Officer Compensation Program
As noted above, our compensation program is based on a pay-for-performance philosophy and is heavily weighted towards incentive-based compensation. This section of the CD&A provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to Kraft Heinz’s pay-for-performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2019 compensation program for executive officers, including our NEOs.

Element	Description	Primary Objectives
Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance, experience, and market.	• Recruitment and retention
Annual Cash Incentive (Performance Bonus Plan)
Annual incentive with target award amounts for each executive officer. Actual cash payouts are linked to achievement of annual Company goals and individual performance. For fiscal year 2019, payouts could range from 0%-166% of target depending on the combined individual and financial metric.
• Drive top-tier performance • Incentivize and reward performance
Stock Options	Stock option awards that generally cliff vest in three to five years based on continued employment.	• Drive top-tier performance • Align with stockholders' interests • Link realized value entirely to stock appreciation • Retention
Restricted Stock Units (“RSUs”)	RSUs vest based upon continued employment and may be awarded on a standalone basis or pursuant to our Bonus Swap Program as Matching RSUs.	• Drive top-tier performance • Align with stockholders' interests • Long-term value creation • Retention
Performance Share Units (“PSUs”)
Awards that were first introduced in 2017 to a limited number of employees and are linked to achievement of multi-year profitability goals. The PSUs generally pay out in KHC common stock after four to five years depending on the achievement of the performance objective.

• Drive top-tier performance • Incentivize achievement of specific performance goals • Align with stockholders' interests • Long-term value creation • Retention
Base Salary
Base salary is the principal “fixed” element of executive compensation at Kraft Heinz and for our NEOs. The Committee believes that it is important that each NEO receives a competitive marketplace base salary to provide an appropriate balance between fixed and variable compensation. The initial base salary of each NEO is established in connection with the hiring of such NEO. In establishing base salaries, Kraft Heinz reviews market-based survey data published by the Hay Group, Willis Towers Watson, and select country-specific surveys, in each case, for informational purposes only. We do not formally benchmark compensation or target compensation levels at any particular percentile of the survey data for NEOs. The Committee reviews salaries on an annual basis and generally makes any annual changes effective January 1st. On occasion, Kraft Heinz may review and adjust an executive’s base salary during the course of the year to account for increased responsibilities, roles, and other factors. Other than changes based on role, no NEO received a base salary increase in 2019. The Committee has sole responsibility for the review of Mr. Patricio’s compensation. Mr. Patricio has primary responsibility for the review of the compensation of his direct reports, including the other NEOs, and provides salary recommendations to the Committee.
The table below shows the annualized 2019 base salary effective December 2019 for each NEO.

Name	Base Salary ($ USD)
Mr. Patricio(1)	1,000,000
Mr. Hees (former CEO)(2)	1,000,000
Mr. Basilio	750,000
Mr. Knopf (former CFO)(2)	500,000
Mr. Oliveira(3)	640,585
Ms. La Lande	650,000
Ms. Barton	600,000
(1) Mr. Patricio was hired on May 5, 2019 as an Advisor to the CEO and became CEO on June 25, 2019.
(2) Mr. Hees and Mr. Knopf separated from Kraft Heinz in 2019. For a description of their separation, please review the information under "Severance Pay Plan."
(3) Mr. Oliveira’s base salary is paid in British pounds. The amount shown in the table above is based on the following 12-month average exchange rate of 0.7839 USD/GBP. Mr. Oliveira’s base salary was increased effective January 1, 2019 in connection with the Committee’s annual base salary review process and again in July 2019 when he assumed additional duties as Zone President International.
We believe that the base salary review process serves our pay-for-performance philosophy, because base pay increases are merit-based and dependent on the NEO’s success and achievement in his or her role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his or her base salary. Therefore, as NEOs earn merit-based salary increases, their annual incentive award opportunities also increase proportionately.
Annual Cash-Based Performance Bonus Plan
The Performance Bonus Plan (the “PBP”) is designed to motivate and reward employees who contribute positively toward our business strategy and achieve their individual performance objectives. For 2019, the formula for determining a PBP participant’s annual bonus payout was as follows (each item being described in more detail below):
Base Salary x Target Award x Financial Multiplier x Individual Rating = PBP Payout
Base Salary
For a description of our NEOs’ base salaries, please see “Base Salary” above. Because Mr. Patricio became CEO on June 2019, the base salary used for his PBP calculation was prorated to reflect his service for 6 months.
Target Award
Each NEO is granted a target award opportunity prior to the beginning of each year, or in the case of Mr. Patricio, upon his hire, which is set as a percentage of the NEO’s annual base salary. The table below shows the target bonus opportunities for each NEO, other than Messrs. Hees and Knopf.

Name	Target
Mr. Patricio	300%
Mr. Basilio(1)	250%
Mr. Oliveira(2)	213%
Ms. La Lande	150%
Ms. Barton(1)	175%
(1) Mr. Basilio's and Ms. Barton's target award opportunities did not change as a result of the new roles they took during 2019.

(2) Mr. Oliveira's target award opportunity was increased from 200% to 225% mid-year when he assumed his new role as Zone President International, resulting in a 2019 target award opportunity of 213%.
Financial Multiplier*

Another component of a participant’s PBP calculation is the Company’s (or the relevant Zone’s or business unit’s) financial performance (“Financial Multiplier”). Considering that 2019 was a year of significant transition for the Company and taking into account the retention concerns outlined above relating to bonus plan and PSU payouts in 2017 and 2018, and the intrinsic value of stock options previously granted, in December 2019 the Committee approved a minimum 40% Financial Multiplier for certain Zone and global employees. In order to reward the entities that achieved the threshold level of performance, the Committee also approved an increase to the Financial Multiplier by 7.5 percentage points for achieving the threshold level of performance. Given actual performance with respect to performance metrics described above, the Committee approved a Financial Multiplier with respect to global performance of 48%, a Financial Multiplier with respect to Canada and EMEA segment performance of 40% each, and a Financial Multiplier with respect to Digital Growth performance of 144%.
For 2019, for participants evaluated based on global performance, including Messrs. Patricio and Basilio and Ms. La Lande, the Financial Multiplier was calculated based 70% on global Adjusted Net Income and 30% on global net sales (“NSV”). If performance resulted between the threshold and maximum levels for Adjusted Net Income, the component multiplier would have ranged from 40% to 150%. The threshold for Adjusted Net Income was $3.4 billion, the target was $4.0 billion, and the maximum was $4.3 billion. The actual Adjusted Net Income received was $3.5 billion. If performance resulted between the threshold and maximum levels for NSV, the component multiplier would have ranged from 50% to 130%. The threshold for NSV was $25.4 billion, the target was $25.9 billion, and the maximum was $26.4 billion. The actual NSV was $25.2 billion, which was below the threshold. Therefore, the Committee approved a Financial Multiplier with respect to global performance of 48% (including the 7.5 percentage points for achieving threshold performance).
For Mr. Oliveira, who was evaluated based on EMEA Zone performance, the Financial Multiplier was calculated based 30% on global performance (calculated as described above) and 70% based on EMEA financial performance. Zone and business unit financial performance was based 70% on Segment Adjusted EBITDA and 30% on NSV for the applicable Zone or business unit. If performance resulted between the threshold and maximum levels for Segment Adjusted EBITDA, the component multiplier would have ranged from 40% to 150%. The threshold for EMEA Segment Adjusted EBITDA was $706 million, the target was $783 million, and the maximum was $833 million. The actual Segment Adjusted EBITDA was $688 million, which was below the threshold. If performance resulted between the threshold and target maximum levels for NSV, the component multiplier would have ranged from 70% to 130%. The threshold for EMEA NSV was $2.66 billion, the target was $2.71 billion, and the maximum was $2.77 billion. The actual EMEA NSV was $2.64 billion, which was below the threshold. Therefore, the Committee approved a Financial Multiplier with respect to global performance of 48% and a Financial Multiplier with respect to EMEA segment performance of 40%.

For Ms. Barton, who was evaluated based 45% on Canada Zone performance and 55% on Digital Growth, the Financial Multiplier was calculated based 30% on global performance (calculated as described above) and 70% based on Canada and Digital Growth financial performance. Zone and business unit financial performance was based 70% on Segment Adjusted EBITDA and 30% on NSV for the applicable Zone or business unit. If Zone performance resulted between the threshold and maximum levels for Segment Adjusted EBITDA, the component multiplier would have ranged from 40% to 150%. If Digital Growth performance resulted between the threshold and maximum levels for Segment Adjusted EBITDA, the component multiplier would have ranged from 50% to 150%. The threshold for Canada Segment Adjusted EBITDA was $508 million, the target was $549 million, and the maximum was $576 million. The actual Canada Segment Adjusted EBITDA was $501 million, which was below the threshold. The threshold for Digital Growth Adjusted EBITDA was $102 million, target was $106 million, and the maximum was $111 million. The actual Digital Growth Adjusted EBITDA was $170 million. If performance resulted between the threshold and target maximum levels for NSV, the component multiplier would have ranged from 70% to 130%. The threshold for Canada Segment NSV was $1.92 billion, target was $1.94 billion, and the maximum was $1.97 billion. The actual Canada Segment NSV was $1.94 billion. The threshold for Digital Growth NSV was $491 million, target was $533 million, and the maximum was $574 million. The actual Digital Growth NSV was $646 million. Therefore, the Committee approved a Financial Multiplier with respect to global performance of 48% and a Financial Multiplier with respect to Canada segment and Digital Growth performance of 97%.
* NSV, Segment Adjusted EBITDA, and Adjusted Net Income financials reflect budget foreign exchange rates, consistent bonus accruals with actuals, and exclude the impacts of our Venezuelan subsidiary, due to the highly inflationary environment. In addition, global NSV was adjusted to reflect fluctuations in dairy commodities that impact pricing terms under related contracts. Adjusted Net Income is defined as net income/(loss)

excluding, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment costs, and U.S. Tax Reform discrete income tax expense/(benefit), and including, when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Segment Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding integration and restructuring expenses); in addition to these adjustments, we exclude, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and equity award compensation expense (excluding integration and restructuring expenses).
Individual Rating
The foundation of each participant’s Individual Rating is our MBO process. At the beginning of each year, the Committee establishes a series of performance goals, or MBOs, that are based on the Company’s corporate strategy, and performance goals are then “cascaded” throughout the organization. First, the Committee establishes MBOs for the CEO. Then, in consultation with the Committee, the CEO establishes corresponding MBOs for each of his direct reports, including the other NEOs. The CEO’s direct reports, in turn, establish MBOs for their direct reports. This cascading process allows the Company to drive initiatives that are aligned throughout the organization.
Each NEO has an MBO comprised of multiple goals or objectives. For each goal, there are one or more “Key Performance Indicators,” or KPIs. KPIs are the quantitative or qualitative metrics used to track achievement of the goals. We have set forth below a summary of the 2019 MBO goals for each of the NEOs and the overall performance ascribed by the Committee for each NEO based on his or her performance. None of the individual KPIs are material to understanding how the PBP operated in 2019.
Miguel Patricio: Mr. Patricio’s PBP payout was based upon his role as CEO; he had three MBO goals. These were: (i) “Deliver Kraft Heinz Financial Results,” which was evaluated based on Kraft Heinz’s financial performance in NSV and EBITDA, (ii) “Attract and Retain KHC Talent,” which was evaluated based on the hiring and retention of key talent, and (iii) “Deliver New Projects to Improve the Business,” which was evaluated based on developing a new strategic plan for the Company. Based on Mr. Patricio’s performance in his role as CEO, he was given an overall performance score of 50%.
Paulo Basilio: Mr. Basilio’s PBP payout was based upon his role as CFO; he had two MBO goals. These were (i) “Deliver Kraft Heinz Financial Results,” which was evaluated based on Kraft Heinz’s financial performance in Adjusted Net Income and operating free cash flow (OFCF), and (ii) “Increase KHC Financial Efficiency,” which was evaluated based on capital expenditure and business transformation goals. Based on Mr. Basilio’s performance in his role as CFO, he was given an overall performance score of 75%.
Rafael Oliveira: Mr. Oliveira’s PBP payout was based upon his role as Zone President, EMEA; he had four MBO goals. These were (i) “Deliver Kraft Heinz EMEA Financial Results,” which was evaluated based on EMEA financial performance in contribution margin and NSV, (ii) “Ensure Successful Marketing and Robust R&D Pipeline,” which was evaluated based on market share and the innovation pipeline for 2019 in the EMEA Zone, (iii) “Deliver New Projects to Foster the Business,” which was evaluated based on project specific strategic initiatives, and (iv) “Attract and Retain KHC Talent, Reinforcing the Company’s Culture,” which was evaluated based on employee retention and engagement survey results. Based on Mr. Oliveira’s performance in his role as Zone President, EMEA, he was given an overall performance score of 70%.
Rashida La Lande: Ms. La Lande had three MBO goals. These were (i) “Deliver Effective and Efficient Legal Services,” which was evaluated based on project-specific goals and legal victories from ongoing litigation, (ii) “Protect and Promote the Company and its Brands,” which was evaluated based on Corporate and Social Responsibility initiatives and communication, global crisis management design and preparation, and intellectual property protection, and (iii) “Deliver New Projects to Foster the Business,” which was evaluated based on strategic legal initiatives worldwide. Based on Ms. La Lande’s performance, she was given an overall performance score of 105%.
Nina Barton: Ms. Barton’s PBP payout was based upon her role as Zone President of Canada and President of Digital Growth; she had two MBO goals. These were (i) “Strengthen Innovation and Develop Digital Strategy/Go To Market,” which was evaluated based on NSV, and specific strategic projects to grow the business, and (ii) “Deliver Kraft Heinz Canada Financial Results,” which was based on NSV, CMA, and the 2020 Growth Plan. Based on Ms. Barton’s performance in her role as Zone President of Canada and President of Digital Growth, she was given an overall performance score of 89%.

PBP Payout
Taking into account the retention concerns outlined above, the Committee granted certain members of management discretion to increase or decrease the final PBP payouts of the other NEOs with up to a 20% variance compared to the amounts as calculated based on the Base Salaries, Target Awards, Individual Ratings, and Financial Multipliers described above. The Committee approved a PBP payout for Mr. Patricio of $360,807, which was reflective of his time as CEO. Mr. Basilio received a PBP payout of $780,000. Mr. Oliveira received a PBP payout of $389,401. Ms. La Lande received a PBP payout of $590,000. Ms. Barton received a PBP payout of $769,838. Mr. Basilio and Ms. La Lande did receive an increased discretionary payout related to their incremental efforts on closing the financial statements for 2018 and bringing the Company’s SEC filings current, in addition to their normal responsibilities and 2019 MBOs.
Annual Bonus Swap Program - Matching Restricted Stock Units
As part of its commitment to fostering an ownership mentality, Kraft Heinz permits certain employees, including the NEOs, to participate in an annual bonus swap program (the “Bonus Swap Program”). Under the Bonus Swap Program, eligible employees can elect to invest a portion of their annual PBP payout in our common stock (we refer to these purchased shares as “Investment Shares”) and leverage that investment through the issuance of matching grants of RSUs (we refer to these RSUs as “Matching RSUs”). For 2019, the Matching RSUs cliff vest on March 1, 2024, subject to continued employment and the retention of the Investment Shares as described below. To participate in the Bonus Swap Program, eligible employees can elect to use 0%, 25% or 50% of their calculated net bonus (after deducting an amount based on a normalized tax rate depending on country of residence) to purchase Investment Shares. The number of Investment Shares purchased is calculated as the product of the calculated net bonus and the swap election percentage, divided by the closing price reported on the Nasdaq on the date of purchase:

Calculated Net Bonus	x	Swap Election %	=	# of Investment Shares
Nasdaq Closing Price
The number of Matching RSUs a participant received in 2019 was based on (1) the participant’s gross bonus payout in 2019 relating to the 2018 fiscal year (before-tax) and (2) a discretionary multiplier associated with the participant’s level in the organization and his or her investment election percentage.
In 2019, Mr. Oliveira participated in the Bonus Swap Program. The following table sets forth, for Mr. Oliveira, the portion of his fiscal 2018 bonus used to purchase Investment Shares (the “Conversion Amount”), the number of Investment Shares purchased, and the number of Matching RSUs granted to him (which Matching RSUs were granted in 2019):

Name	Conversion Amount ($ USD)	Investment Shares (#)	2018 Bonus Matching RSUs granted in 2019 (#)
Mr. Oliveira	182,987	7,201	26,186
Under our Bonus Swap Program, if an employee transfers any of the Investment Shares while the related Matching RSUs remain unvested, he or she immediately forfeits a proportional amount of the corresponding Matching RSUs. The Committee believes that the Bonus Swap Program as a whole and the forfeitability of the Matching RSUs in particular, strongly motivates eligible employees to hold Kraft Heinz common stock for the long-term, further emphasizing a long-term view in creating stockholder value and aligning the interests of employees with stockholders.
Annual RSU Awards
In August 2019, taking into account the retention concerns outlined above, in order to further retain and motivate top talent and align the interests of management with those of the Company’s stockholders, the Company issued RSUs to employees at the Director level and above, including all of our NEOs, except Mr. Patricio. These RSUs will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The Compensation Committee believes that RSUs provide a significant retention incentive because the underlying value of the award is tied to our stock price, which also incentivizes performance and provides additional alignment between the NEOs’ interests and those of our stockholders. The table below shows the 2019 annual RSU award value for each NEO, other than Mr. Hees, who left the Company in June 2019, and Mr. Patricio.

Name	Annual RSU Award Value ($ USD)
Mr. Basilio	937,502
Mr. Knopf	625,010
Mr. Oliveira	665,386
Ms. La Lande	650,013
Ms. Barton	600,006
Discretionary Equity Awards
From time to time, we may make discretionary equity awards to employees. In 2019, none of the NEOs received discretionary option awards. As described in more detail below, in 2019 our NEOs received a discretionary grant of 50% PSUs and 50% RSUs.
In August 2019, taking into account the retention concerns outlined above, the Company issued additional PSUs to a limited number of employees deemed key to achievement of our long-term goals, including all of our NEOs, except Mr. Hees, in order to place a significant portion of their compensation at risk if performance goals are not achieved. These PSUs could be earned over a two-year performance period based on the Company’s achievement of financial performance metrics based on Adjusted EBITDA and cash conversion for the period beginning in June 2019 and ending June 2021. To the extent earned, to promote retention of key talent, the PSUs will vest with respect to 50% of the award on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date, subject to continued employment through each vesting date.
The table below shows the 2019 discretionary PSU award value for each NEO, other than Mr. Hees.

Name	Discretionary PSU Award Value ($ USD)
Mr. Patricio	22,062,189
Mr. Basilio	6,618,668
Mr. Knopf	1,103,121
Mr. Oliveira	4,412,455
Ms. La Lande	2,757,788
Ms. Barton	3,309,334
In August 2019, in order to further retain and motivate top talent and align the interests of management with those of the Company’s stockholders, the Company also issued RSUs to a limited number of employees deemed key to achievement of our long-term goals, including all of our NEOs, except Messrs. Patricio and Hees. These RSUs will vest with respect to 50% of the award on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date, subject to continued employment through each vesting date.
The table below shows the 2019 discretionary RSU award value for each NEO, other than Messrs. Patricio and Hees.

Name	Discretionary RSU Award Value ($ USD)
Mr. Basilio	6,000,012
Mr. Knopf	1,000,011
Mr. Oliveira	4,000,017
Ms. La Lande	2,500,014
Ms. Barton	3,000,006
2019 Discretionary Cash Retention Bonus
In April 2019, taking into account the retention concerns outlined above, the Compensation Committee approved a cash retention bonus plan, which entitled each NEO, other than Messrs. Patricio and Hees, to receive a one-time payment equal to such NEO’s base salary so long as he or she remains actively employed by the Company through June 30, 2020. If the NEO’s employment is terminated by the Company without cause prior to June 30, 2020, then he or she would be entitled to immediate payment of the retention bonus. These bonuses were intended to further retain and motivate top talent in a time of Company and executive officer transition.
The table below shows the one-time discretionary cash retention bonus amount for each NEO, other than Messrs. Patricio and Hees.

Name	Cash Retention Bonus Amount ($ USD)
Mr. Basilio	750,000
Mr. Knopf	500,000
Mr. Oliveira	600,000
Ms. La Lande	650,000
Ms. Barton	600,000
Benefits and Perquisites
In addition to base salary, our Performance Bonus Plan, and long-term equity grants, we provided and continue to provide certain executive benefit programs to our NEOs. The Company maintains defined contribution retirement plans to allow employees to save for retirement in a tax-efficient manner. These plans are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans, or supplemental retirement or executive savings plans.
The Company also provides health and welfare insurance benefits to employees, including the NEOs. These benefits include life, disability, and health insurance benefit plans that are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management.
From time to time, the Company provides limited perquisite benefits, which are detailed in the 2019 Summary Compensation Table. For example, we provide limited tax advisory services, immigration benefits, and reimbursement of certain relocation expenses for business reasons.
Stock Ownership Guidelines
Our compensation programs promote a strong alignment of the interests of our executives with those of our stockholders. For example, in order to participate in our Bonus Swap Program, each participant must use a significant portion of his or her bonus to purchase our common stock. In 2016, we adopted stock ownership guidelines, which require our NEOs to attain levels of beneficial stock ownership measured based on a multiple of his or her annual base salary, as set forth below:

Role	Minimum Ownership
CEO	5x Base Salary
Other Named Executive Officers	3x Base Salary
The stock ownership guidelines require NEOs to attain levels of beneficial stock ownership within five years from the later of December 8, 2016 and the date of the NEO’s appointment to a position subject to the guidelines. For more details on the stock ownership of our NEOs, please refer to the “Ownership of Equity Securities.”
Clawback, Anti-Hedging and Anti-Pledging Policies
We maintain a clawback policy that applies to our executive officers, including our NEOs. Under the policy, stock options, PSUs, RSUs, payments under the Performance Bonus Plan and similar short-term incentive bonus plans provide that, in certain circumstances, including misconduct, the award and any proceeds or other benefits an NEO may receive may, at the discretion of the Committee, be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under applicable laws and/or the rules. Further, if an NEO receives any amount in excess of what he or she should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations, or administrative error), all as determined by the Committee, then he or she, at the discretion of the Committee, may be required to promptly repay any such excess amount to the Company. Our insider trading policy also limits the timing and types of transactions in the Company securities by executive officers, including our NEOs. Among other restrictions, the policy prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan without advance written notice to the Corporate Secretary. In addition, the policy prohibits short-selling Company securities, transacting in puts, calls, or other derivatives on Company securities, or hedging transactions on Company securities without prior approval from the Corporate Secretary.
Impact of Tax and Accounting Policies
When determining total direct compensation packages, the Compensation Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations under Section 162(m) of the Code. Section 162(m) of the Code generally limits our ability to deduct compensation paid to “covered employees” (as defined in the Code) to the extent such compensation exceeds $1 million to such employee in any fiscal year.
Despite the Committee’s intentions to structure the Company’s incentive programs for taxable years commencing prior to January 1, 2018 in a manner intended to be exempt from the deduction limitations of Section 162(m), there can be no assurance that we will be able to take advantage of the limited transition relief and satisfy the requirements for such exemption. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3)(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(5)(6)($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation(9) ($)	Total Compensation ($)
Miguel Patricio, Chief Executive Officer(1)	2019	500,000	1,000,000	40,746,195	—	360,807	—	690,478	43,297,480
Bernardo Hees, Former Chief Executive Officer	2019	536,538	—	—	—	1,084,000	—	1,212,904	2,833,442
	2018	1,000,000	—	25,483,713	—	1,060,000	—	149,136	27,692,849
	2017	1,000,000	—	2,730,557	—	—	—	463,622	4,194,179
Paulo Basilio, Global Chief Financial Officer	2019	750,000	—	13,556,182	—	780,000	—	283,212	15,369,394
	2018	750,000	—	16,989,123	—	1,023,000	—	83,699	18,845,822
	2017	623,077	—	1,499,909	—	—	—	79,840	2,202,826
David Knopf, Former Chief Financial Officer(7)	2019	500,000	—	2,728,142	—	293,098	—	1,077,423	4,598,663
	2018	500,000	—	5,946,213	497,835	500,000	—	28,177	7,472,225
	2017	288,461	—	2,833,532	327,515	—	—	27,714	3,477,222
Rafael Oliveira, Zone President International(8)	2019	611,467	—	9,836,855	—	389,401	—	251,917	11,089,640
	2018	560,101	—	8,937,536	—	733,854	—	101,918	10,333,408
	2017	450,657	—	303,273	409,397	412,029	—	166,835	1,742,191
Rashida La Lande, SVP, Global General Counsel & Head of CSR and Government Affairs; Corporate Secretary	2019	650,000	—	5,907,815	—	590,000	—	233,925	7,381,740
	2018	612,500	1,000,000	2,973,163	580,808	543,000	—	86,910	5,796,381
Nina Barton, Chief Growth Officer	2019	600,000	—	6,909,346	—	769,838	—	212,052	8,491,236

(1)
In June 2019, Mr. Hees stepped down as CEO and Mr. Patricio became our CEO. In connection with his employment by the Company, Mr. Patricio purchased $20,000,000 of the Company’s common stock at the market price on August 16, 2019, which Mr. Patricio has agreed to hold for four years from the date of purchase.

(2)	For Mr. Hees, the amount shown in this column includes accrued vacation paid out pursuant to his separation agreement.

(3)
The 2019 amounts shown in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of (i) Matching RSUs, (ii) PSUs, and (iii) RSUs granted to the NEOs. For a discussion of the assumptions made in the valuation of the awards in this column, see Note 11, Employees’ Stock Incentive Plans, in the section entitled Notes to Consolidated Financial Statements, in Item 8, Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 28, 2019. For the 2019 PSUs (other than Mr. Patricio's PSU grant based on stock appreciation), the performance metric was approved by the Compensation Committee on December 9, 2019. For the 2019 PSUs, if the maximum performance level is achieved, the amounts that would be received with respect to the 2019 performance shares calculated as of the grant date are as follows: Mr. Patricio, $25,746,189, Mr. Basilio, $6,618,668, Mr. Knopf, $1,103,121 (which were forfeited), Mr. Oliveira, $4,412,455, Ms. La Lande, $2,757,788, and Ms. Barton, $3,309,334. Under our Bonus Swap Program, the Matching RSUs for the NEOs were calculated as the product of the calculated gross bonus and the swap election percentage, divided by the closing price reported on the Nasdaq on the date of purchase. For a discussion of the terms applicable to the Matching RSUs, PSUs, and RSUs as well as vesting, forfeiture, and other terms, see “Elements of Compensation Program” in the CD&A.

(4)
The 2017 and 2018 amounts shown in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of (i) Matching RSUs, (ii) PSUs, and (iii) RSUs granted to the NEOs. As of December 28, 2019, due to the performance of our business, the expected payout of the 2017 and 2018 PSUs was determined to be zero. Of the amounts shown in 2017 and 2018 for each NEO, PSUs represent $17,838,582 for Mr. Hees in 2018, $11,892,369 for Mr. Basilio in 2018, $2,618,398 and $4,162,349 for Mr. Knopf in 2017 and 2018, respectively, $5,946,213 for Mr. Oliveira in 2018, and $1,486,582 for Ms. La Lande in 2018. Mr. Hees forfeited his 2017 and 2018 RSUs and 2018 PSUs pursuant to his separation agreement and Mr. Knopf forfeited his 2017 and 2018 RSUs and PSUs pursuant to his separation agreement.

(5)	The 2019 amounts shown in this column reflect compensation earned for 2019 performance under our PBP. The bonuses were paid in cash to each NEO after the end of 2019.

(6)
The 2018 amounts shown in this column reflect compensation earned for 2018 performance under our PBP. Consistent with our pay for performance philosophy, due to the difficult operating environment in 2018 and the Company’s financial performance, Messrs. Hees, Knopf, and Basilio asked to forfeit their rights to the amounts payable pursuant to the PBP with respect to fiscal year 2018 and the Committee approved their forfeitures. The bonuses were paid in cash to each other NEO after the end of 2018.

(7)	Mr. Knopf’s 2019 stock awards were forfeited pursuant to his separation agreement.

(8)
Foreign currency conversion based on daily average for calendar year 2019. Mr. Oliveira’s base salary is paid in British pounds. The amounts shown in the table above are based on the following 12-month average exchange rate: British pounds (.7839 USD/GBP).

(9)	The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2019.

Name	Matching Contribution to Kraft Heinz 401(k)(a) ($)	Dividend Equivalents Accrued on all Dividend Eligible RSUs ($)	Basic Life Insurance Coverage ($)	Relocation Expenses(b) ($)	Commuting and Housing Stipend(c) ($)	Base Salary as Advisor(d) ($)	Separation Pay(e) ($)	Tax Support and Payments ($)	Total ($)
Mr. Patricio	19,600	475,506	1,710	23,124	18,230	152,308	—	—	690,478
Mr. Hees	19,600	42,536	1,311	149,457	—	—	1,000,000	—	1,212,904
Mr. Basilio	19,600	262,772	840	—	—	—	—	—	283,212
Mr. Knopf	19,600	57,391	432	—	—	—	1,000,000	—	1,077,423
Mr. Oliveira	42,803	200,613	—	—	—	—	—	8,501	251,917
Ms. La Lande	19,600	99,890	1,080	—	113,355	—	—	—	233,925
Ms. Barton	19,600	119,007	990	—	—	—	—	72,455	212,052

(a)	For Mr. Oliveira, the amounts shown include a matching contribution to the UK contribution scheme.

(b)
For Mr. Hees, the amounts shown include the reimbursement of costs associated with the sale of Mr. Hees' house due to his job transfer to Chicago in 2017 pursuant to his relocation offer. Mr. Hees' house was sold in 2019.

(c)	For Mr. Patricio, the amounts shown include a commuting stipend. For Ms. La Lande, the amounts shown include a commuting and housing stipend.

(d)	For Mr. Patricio, the amounts shown include his base salary as an Advisor to the CEO from May 2019 to June 2019.

(e)	For Mr. Knopf, the amounts shown also include $500,000 relating to the payment of a retention bonus.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information regarding the grant of plan-based awards for each of the NEOs in 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(3)	Grant Type	Threshold($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)
Mr. Patricio		PBP(1)	15,750	1,500,000	2,484,000
	8/16/19	RSUs							590,319	15,000,006
	8/16/19	PSUs(6)				314,837	787,092	787,092		22,062,189
	8/16/19	PSUs(7)				200,000	—	600,000		3,684,000
Mr. Hees		PBP(2)		1,084,000
Mr. Basilio		PBP(1)	19,688	1,875,000	3,105,000
	8/16/19	Annual RSUs							36,895	937,502
	8/16/19	RSUs							236,128	6,000,012
	8/16/19	PSUs(6)				94,451	236,128	236,128		6,618,668
Mr. Knopf		PBP(1)	9,188	875,000	1,449,000
	8/16/19	Annual RSUs(3)							24,597	625,010
	8/16/19	RSUs(3)							39,355	1,000,011
	8/16/19	PSUs(3)				15,742	39,355	39,355		1,103,121
Mr. Oliveira		PBP(4)	4,105	1,303,037	2,157,829
	8/16/19	Matching RSUs							26,186	665,386
	8/16/19	Annual RSUs							29,870	758,997
	8/16/19	RSUs							157,419	4,000,017
	8/16/19	PSUs(6)				62,968	157,419	157,419		4,412,455
Ms. La Lande		PBP(1)	10,238	975,000	1,614,600
	8/16/19	Annual RSUs							25,581	650,013
	8/16/19	RSUs							98,387	2,500,014
	8/16/19	PSUs(6)				39,355	98,387	98,387		2,757,788
Ms. Barton		PBP(5)	3,308	1,050,000	1,738,800
	8/16/19	Annual RSUs							23,613	600,006
	8/16/19	RSUs							118,064	3,000,006
	8/16/19	PSUs(6)				47,226	118,064	118,064		3,309,334

(1)
For Messrs. Patricio, Basilio and Knopf, and Ms. La Lande, the PBP is based 70% on global Adjusted Net Income and 30% on NSV, which has a combined Threshold assumption of 15% and Maximum assumption of 144%. Threshold amounts also assume a minimum individual MBO Score of 7%, while Target amounts assume an individual MBO score of 100% and Maximum amounts assume an individual MBO Score of 115%. The actual payment would be based on achievement of individual and financial performance goals. Annual incentive award payments were made in cash to each NEO after the end of 2019 based on actual results achieved. Actual amounts earned are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)
For Mr. Hees, the PBP is based upon a pro-rata payment of his annual bonus assuming performance at 85%, both with respect to the metrics related to Kraft Heinz’s financial performance (i.e., the “Financial Multiplier”) and Mr. Hees’ MBOs (i.e., the “Individual Rating”).

(3)	As a result of Mr. Knopf’s separation on December 31, 2019, all equity awards granted in 2019 were forfeited.

(4)
For Mr. Oliveira, the EMEA Zone PBP is based 70% on EMEA Segment Adjusted EBITDA and 30% on EMEA NSV, which has a combined Threshold assumption of 4.5% and Maximum assumption of 144%. Threshold amounts also assume a minimum individual MBO Score of 7%, while Target amounts assume an individual MBO score of 100% and Maximum amounts assume an individual MBO Score of 115%. Mr. Oliveira’s actual payment is based on achievement of individual goals and will receive a weighting on financial performance split by 70% of the EMEA Zone metrics plus 30% of the global metrics. Annual incentive award payments were made in cash to each NEO after the end of 2019 based on actual results achieved. Actual amounts earned are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(5)
For Ms. Barton, the Canada Zone PBP has a weight of 45% and is based 70% on Canada Segment Adjusted EBITDA and 30% on Canada NSV and the Digital Growth PBP has a weight of 55% and is based 70% on Digital Growth Adjusted EBITDA and 30% on Digital Growth NSV, which has a combined Threshold assumption of 4.5% and Maximum assumption of 144%. Threshold amounts also assume a minimum individual MBO Score of 7%, while Target amounts assume an individual MBO score of 100% and Maximum amounts assume an individual MBO Score of 115%. Ms. Barton’s actual payment is based on achievement of individual goals and would receive a weighting on financial performance split by 70% of the Canada and Digital Growth metrics plus 30% of the global metrics. Annual incentive award payments were made in cash to each NEO after the end of 2019 based on actual results achieved. Actual amounts earned are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(6)
The PSUs granted on August 16, 2019 were granted under the 2016 Omnibus Incentive Plan. The performance metric was approved by the Compensation Committee on December 9, 2019. The target number of shares shown in the table reflects the number of shares of common stock that will be earned if each of the performance metrics are achieved at target levels by June 2021. Actual shares awarded will vest 50% on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date. Dividends are not earned on the PSUs.

(7)
Subject to the terms and conditions of the applicable award agreement, these performance stock units are scheduled to vest on the third anniversary of the date of grant based on the Company's stock appreciation target. The stock appreciation metric is defined using the highest average closing price over 30 consecutive trading days during a three-year period from the grant date. The number of performance stock units granted and the specific stock appreciation targets follow three specific ranges: (i) 200,000 performance stock units if the stock price is between $45 per share and $49.99 per share; (ii) 400,000 shares if the stock price is between $50 per share and $54.99 per share; and (iii) 600,000 shares if the stock price is above $55 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth each NEO’s outstanding equity awards, as of the end of 2019.

			Option Awards						Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Mr. Patricio	8/16/19	RSUs							590,319	(15)	18,665,887
	8/16/19	PSUs										787,092	(17)	24,887,849
	8/16/19	PSUs										200,000	(18)	6,324,000
Mr. Hees	8/20/15	Stock Options	121,213	(14)			74.25	7/30/20
	2/12/15	Option-match	57,455	(14)			30.46	6/30/20
	2/14/14	Option-match	98,951	(14)			22.56	7/30/20
	7/1/13	Stock Options	1,329,996	(14)			22.56	6/30/20
Mr. Basilio	8/16/19	Annual RSUs							36,895	(16)	1,166,620
	8/16/19	RSUs							236,128	(15)	7,466,367
	8/16/19	PSUs										236,128	(17)	7,466,367
	3/1/18	RSUs							89,700	(12)	2,836,314
	3/1/18	PSUs										167,439	(13)	5,294,421
	3/1/17	RSU-match							18,576	(1)	587,373
	3/1/16	RSU-match							8,991	(1)	284,295
	8/20/15	Stock Options			134,681	(3)	74.25	8/20/25
	2/12/15	Option-match			41,377	(4)	30.46	2/12/25
	2/14/14	Option-match	38,257	(5)			22.56	2/14/24
	7/1/13	Stock Options	531,998	(6)			22.56	7/1/23
Mr. Knopf	8/16/19	Annual RSUs							25,248	(16)	798,342
	8/16/19	RSUs							40,398	(15)	1,277,385
	8/16/19	PSUs										39,355	(17)	1,244,405
	3/1/18	RSUs							31,395	(12)	992,710
	3/1/18	PSUs										58,604	(13)	1,853,058
	3/1/17	PSUs										19,687	(8)	622,503
Mr. Oliveira	8/16/19	RSU-match							26,186	(1)	828,001
	8/16/19	Annual RSUs							29,870	(16)	944,489
	8/16/19	RSUs							157,419	(15)	4,977,589
	8/16/19	PSUs										157,419	(17)	4,977,589
	3/1/18	RSUs							44,850	(12)	1,418,157
	3/1/18	PSUs										83,720	(13)	2,647,226
	3/1/18	RSU-match							7,287	(1)	230,415
	3/1/17	RSU-match							3,756	(1)	118,765
	3/1/17	Stock Options			27,344	(7)	91.43	3/1/27

	3/1/16	RSU-match							7,289	(1)	230,478
	3/1/16	Stock Options			32,192	(9)	77.66	3/1/26
	2/12/15	Option-match			4,492	(4)	30.46	2/12/25
	2/12/15	Stock Options			16,419	(4)	30.46	2/12/25
	5/21/14	Stock Options	110,833	(10)			22.56	5/21/24
Ms. La Lande	8/16/19	Annual RSUs							26,258	(16)	830,278
	8/16/19	RSUs							100,994	(15)	3,193,430
	8/16/19	PSUs										98,387	(17)	3,110,997
	3/1/18	RSUs							26,163	(12)	827,274
	3/1/18	PSUs										20,930	(13)	661,807
	3/1/18	Stock Options			52,325	(11)	66.89	3/1/28
Ms. Barton	8/16/19	Annual RSUs							24,238	(16)	766,406
	8/16/19	RSUs							121,193	(15)	3,832,123
	8/16/19	PSUs										118,064	(17)	3,733,184
	3/1/18	RSUs							22,425	(12)	709,079
	3/1/18	PSUs										41,860	(13)	1,323,613
	3/1/17	RSU-match							2,012	(1)	63,619
	3/1/17	PSUs										19,687	(8)	622,503
	3/1/17	Stock Options			21,875	(7)	91.43	3/1/27
	8/31/16	Stock Options			16,762	(19)	89.49	8/31/26
	3/1/16	RSU-match							1,000	(1)	31,620
	8/20/15	Stock Options			20,203	(3)	74.25	8/20/25
	2/26/15	Stock Options	7,572	(20)			52.70	2/26/25
	2/27/14	Stock Options	8,446	(21)			45.59	2/27/24
	2/25/13	Stock Options	4,901	(22)			38.63	2/25/23

(1) For all Matching RSUs, this total includes dividends that are reinvested at the dividend payment date in additional RSUs that are subject to the same restrictions as the original grant. The Matching RSUs granted on March 1, 2016, March 1, 2017, and March 1, 2018 are scheduled to vest on the fifth anniversary of the grant date.  The Matching RSUs granted on August 16, 2019 are scheduled to vest on March 1, 2024.

(2)
The market value of the shares that have not vested is based on the closing price of $31.62 for Kraft Heinz common stock on December 27, 2019, the last trading day of our fiscal year, as reported on Nasdaq.

(3)	100% of these awards are scheduled to vest on August 20, 2020.

(4)	100% of these awards vested on February 12, 2020, and they are scheduled to expire on February 12, 2025. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(5)	100% of these awards vested on February 14, 2019, and they are scheduled to expire on February 14, 2024. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(6)	100% of these awards vested on July 1, 2018, and they are scheduled to expire on July 1, 2023. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(7)	100% of the award is scheduled to vest on March 1, 2022.

(8)
As of December 28, 2019, due to the performance of our business, the expected payout of the PSUs was determined to be zero. The shares reported in these rows represent potentially issuable shares under the PSU award granted on March 1, 2017, which cliff vest on March 1, 2022. The PSUs represent the right to receive a variable number of Kraft Heinz shares based on Kraft Heinz’s actual performance during a defined performance period. As of December 28, 2019, 80% of the performance target was not achieved. If 80% of the target is achieved in 2020, participant will receive 65% of the underlying shares and if 80% of the performance target is achieved in 2021, the participant will receive 60% of the underlying shares. The number of shares reported in this row is based on threshold performance. Dividend equivalents do not accrue on the PSUs. If the participant is terminated prior to March 1, 2020, he or she will forfeit the entire award. The PSUs will vest as earned on March 1, 2022. Mr. Knopf forfeited his 2017 PSUs pursuant to his separation agreement.

(9)	100% of the award is scheduled to vest on March 1, 2021.
(10) 100% of the award vested on May 21, 2019, and they are scheduled to expire on May 21, 2024. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(11) 100% of these awards are scheduled to vest on March 1, 2023.
(12) 100% of these awards are scheduled to vest on March 1, 2023, and the RSU awards are not dividend eligible. Mr. Knopf forfeited these RSUs pursuant to his separation agreement.
(13) As of December 28, 2019, due to the performance of our business, the expected payout of the PSUs was determined to be zero. The shares reported in these rows represent potentially issuable shares under the PSU award granted on March 1, 2018, which cliff vest on March 1, 2023. The PSUs represent the right, to the extent not forfeited, to receive a variable number of Kraft Heinz shares based on Kraft Heinz’s actual performance during a defined performance period. If the threshold of the performance target is achieved by the end of 2020, the participant will receive 80% of the underlying shares. If the threshold for the performance target is not achieved by the end of 2020, the target and threshold opportunities roll over to 2021 with a 20 percentage point payout penalty. The number of shares reported in these rows is based on threshold performance. Dividend equivalents do not accrue on the PSUs. If the participant is terminated prior to March 1, 2021, he or she will forfeit the entire award. The PSUs will vest as earned on March 1, 2023 provided the awardee also meets certain requirements. Mr. Knopf forfeited his 2018 PSUs pursuant to his separation agreement.
(14) In June 2019, Mr. Hees stepped down as CEO. As a result of his departure, Mr. Hees had portions of his awards vest based on prorated schedules. Stock Options awarded on July 1, 2013, 100% vested. Matching Options awarded on February 14, 2014, 100% vested. Matching Options awarded on February 12, 2015, 80% vested 57,455 shares of 71,819. Stock Options awarded on August 20, 2015, 60% vested 121,213 shares of 202,021.
(15) These awards are scheduled to vest 50% on August 16, 2021, 25% on August 16, 2022, and 25% on August 16, 2023. Mr. Knopf forfeited these RSUs pursuant to his separation agreement.
(16) These awards are scheduled to vest 50% on August 16, 2021 and 50% on August 16, 2022. Mr. Knopf forfeited these RSUs pursuant to his separation agreement.
(17) These PSUs are scheduled to vest 50% on the 2nd anniversary of the grant date, 25% on the 3rd anniversary of the grant date, and 25% on the fourth anniversary of the date of the grant date. Performance results are based upon EBITDA and Cash Conversion from June 2019 to June 2021.
(18) These PSUs are scheduled to vest on the third anniversary of the date of grant based on the Company's stock appreciation target. The stock appreciation metric is defined using the highest average closing price over 30 consecutive trading days during a three-year period from the grant date. The number of performance stock units granted and the specific stock appreciation targets follow three specific ranges: (i) 200,000 performance stock units if the stock price is between $45 per share and $49.99 per share; (ii) 400,000 shares if the stock price is between $50 per share and $54.99 per share; and (iii) 600,000 shares if the stock price is above $55 per share.
(19) 100% of these awards are scheduled to vest on August 31, 2021.
(20) 100% of these awards vested on February 26, 2018.
(21) 100% of these awards vested on February 27, 2017.
(22) 100% of these awards vested on February 25, 2016.
OPTION EXERCISES AND STOCK VESTED TABLE
The following table details each NEO's option exercised and stock vested, as of the end of 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Mr. Patricio	—	—	—	—
Mr. Hees(1)	—	—	25,880	803,315
Mr. Basilio	—	—	—	—
Mr. Knopf(2)	—	—	1,677	53,882
Mr. Oliveira	—	—	—	—
Ms. La Lande	—	—	—	—
Ms. Barton	—	—	—	—

(1)
For Mr. Hees, the number of shares acquired on vesting represents (i) 60% of the Matching RSU award shares on March 1, 2016 (11,203), (ii) 40% of the Matching RSU award shares on March 1, 2017 (11,946), and (iii) dividends accrued on these RSUs (2,731). The value realized on vesting is based upon the closing stock price of $31.04 on last trading day prior to Mr. Hees’ separation date of June 28, 2019.

(2)
For Mr. Knopf, the number of shares acquired on vesting represents (i) 60% of the Matching RSU award shares on March 1, 2016 (525), (ii) 40% of the Matching RSU award shares on March 1, 2017 (941), and (iii) dividends accrued on these RSUs (211). The value realized on vesting is based upon the closing stock price of $32.13 on last trading day prior to Knopf’s separation date of December 31, 2019.

PENSION BENEFITS TABLE
None of our NEOs participate in any defined benefit pension arrangements.
NONQUALIFIED DEFERRED COMPENSATION TABLE
None of our NEOs participate in any nonqualified deferred compensation arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The table, footnotes, and narratives below reflect the assumption that a hypothetical termination of employment or change in control occurred on the last day of 2019.

Name	Element	Involuntary Term. without Cause(1) or Term. upon Change in Control ($)	Other Types of Separations(2) ($)
Mr. Patricio
	Salary	1,000,000	—
	Bonus	—	360,807
	Intrinsic Value of Accelerated Equity	—	—
	Health & Welfare Benefits(4)	14,586	—
	Outplacement Assistance	3,200	—
	Total	1,017,786	360,807
Mr. Basilio
	Salary	750,000	—
	Bonus	—	780,000
	Intrinsic Value of Accelerated Equity(3)	443,924	443,924
	Health & Welfare Benefits(4)	14,586	—
	Outplacement Assistance	3,200	—
	Total	1,211,710	1,223,924
Mr. Oliveira
	Salary	611,467	—
	Bonus	—	389,401
	Intrinsic Value of Accelerated Equity(3)	205,198	205,198
	Health & Welfare Benefits(4)	963	—
	Outplacement Assistance	1,829	—
	Total	819,457	594,599
Ms. La Lande
	Salary	650,000	—
	Bonus	—	590,000
	Intrinsic Value of Accelerated Equity	—	—
	Health & Welfare Benefits(4)	14,586	—
	Outplacement Assistance	3,200	—
	Total	667,786	590,000
Ms. Barton
	Salary	600,000	—
	Bonus	—	769,838
	Intrinsic Value of Accelerated Equity(3)	459,426	459,426
	Health & Welfare Benefits(4)	12,901	—
	Outplacement Assistance	3,200	—
	Total	1,075,527	1,229,264

(1)
No enhanced severance is provided on a termination in connection with a change in control. Kraft Heinz does not have a specified Change in Control Plan for executives, and treatment is determined by the plan agreements and local regulations applicable to each employee. Our Severance Pay Plan generally provides for 12 months of base salary with a signed release of claims. The Severance Pay Plan would also include Company-paid COBRA for U.S.-based employees for the severance period and outplacement services.

(2)	Relates to termination due to death, disability, or normal retirement.

(3)
As of the last day of 2019, in the event of a termination without cause or due to retirement, death, or disability, stock options vest as if 20% of the options vested on each annual anniversary date of the specific grant. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $31.62, the closing price of Kraft Heinz common stock on December 27, 2019 (the last trading day of our fiscal year, as reported on Nasdaq), and the exercise price of the options. Amounts also include the vesting of Matching RSUs granted in 2016 and 2017 at a pro rata rate of 20% of the RSUs as if they vested on each annual anniversary date of the grant. The 2018 RSUs and Matching RSUs are not presented in this table because no pro rata vesting would occur if such event occurs prior to the second anniversary of the grant.

(4)	Amount reflects 12 months of medical and dental benefit coverage continuation under COBRA, less the executive premium contribution.

Severance Pay Plan
Generally, Kraft Heinz provides for severance benefits to U.S.-based salaried employees, including our U.S.-based NEOs, pursuant to the terms of the U.S. Severance Pay Plan. The severance benefits for non-U.S.-based salaried employees are made pursuant to the local laws and regulations governing the jurisdiction in which they work, subject to adjustment at the discretion of Kraft Heinz for employees at certain organizational levels (such benefits, together with the U.S. Severance Pay Plan, are referred to as the “Severance Pay Plan”).
NEOs are eligible for severance benefits under the Severance Pay Plan upon an involuntary termination of employment, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.
Pursuant to the U.S. Severance Pay Plan, Messrs. Patricio, Hees, Basilio, and Knopf and Mses. La Lande and Barton would generally be eligible to receive a severance payment equal to 12 months of base salary upon the execution of a release of claims against Kraft Heinz. In addition, the Committee may, in its sole discretion, authorize payment of additional severance in respect of a participant’s annual bonus opportunity. Although Mr. Oliveira is not based in the U.S. and not otherwise covered by the U.S. Severance Pay Plan, the Company has determined that he is eligible to receive the same benefits as the other NEOs. Severance payments are generally made in a cash lump-sum, but may occasionally be made in periodic payments at Kraft Heinz’s discretion, as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.
On April 22, 2019, Kraft Heinz announced that Mr. Hees would leave Kraft Heinz in 2019. On June 5, 2019, the Committee approved the following severance terms for Mr. Hees, which became payable pursuant to Mr. Hees’ separation agreement and subject to his execution of a release of claims against Kraft Heinz: (1) a severance payment equal to 12 months of base salary, and (2) a pro-rata payment of his annual bonus under the PBP assuming performance at 85%, both with respect to the metrics related to Kraft Heinz’s financial performance (i.e., the “Financial Multiplier”) and Mr. Hees’ MBOs (i.e., the “Individual Rating”). Mr. Hees’ outstanding equity awards were treated in accordance with the terms set forth in the governing agreements as described below.
On August 26, 2019, Kraft Heinz announced that Mr. Basilio would be moving back into the Global Chief Financial Officer role and that following a transition period, Mr. Knopf would be departing from the Company to return to 3G Capital, where he has been a Partner since 2015. On December 9, 2019, the Committee approved the following severance terms for Mr. Knopf, which became payable following Mr. Knopf’s separation of employment and subject to his execution of a release of claims against Kraft Heinz: (1) a severance payment equal to 12 months of base salary, and (2) a payment of his annual bonus under the PBP based on Kraft Heinz’s Financial Multiplier and Mr. Knopf’s Individual Rating. Mr. Knopf’s outstanding equity awards were treated in accordance with the terms set forth in the governing agreements as described below.
No enhanced severance is provided on a termination in connection with a change in control of Kraft Heinz, and Kraft Heinz does not maintain any individual change in control severance or other similar agreements with any of the NEOs. None of the NEOs are entitled to receive a gross-up for golden parachute taxes that may become payable pursuant to Section 280G of the Code in connection with a change in control of Kraft Heinz.
Equity Awards
In April 2019, the Committee modified award agreements for outstanding equity awards (options, PSUs, Matching RSUs, and RSUs) with respect to the treatment upon a termination due to death, disability, or retirement. Such terminations, for option awards on or after the first anniversary of the specific grant date, and for RSU and Matching RSU awards on or after the anniversary deadlines outlined in the award agreements, would result in such awards being fully vested and exercisable, in the case of PSUs, to the extent the performance conditions had been satisfied. In addition, the Committee modified award agreements for outstanding options such that the exercise period for a termination without cause would be one year.

PAY RATIO DISCLOSURE
In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Patricio relative to the annual total compensation of our median employee.
For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.
Pursuant to Item 402(u) of Regulation S-K and the instructions thereto, because there has been no significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure, we are utilizing the same median-compensated employee in our pay ratio calculation as was used in 2017. Our median-compensated employee is a full-time hourly non-U.S. factory employee.
To identify our median employee, we determined the annual total compensation by examining the 2017 annualized base salaries plus target incentive bonus for all individuals, excluding our Chief Executive Officer, who were employed by us as of December 1, 2017. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary, and seasonal employees worldwide. We believe the use of base salaries plus target incentive bonus for all employees is a consistently applied compensation measure, because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees.
After applying the methodology described above, our median employee compensation using the Summary Compensation Table requirements was $42,689. Our CEO’s compensation, using the annualized Total Compensation of the current CEO methodology, was $44,158,287. Therefore, our CEO to median employee pay ratio (“CEO pay ratio”), a reasonable estimate calculated in a manner consistent with Item 402(u), is 1034:1. The CEO’s annualized Total Compensation of $44,158,287 included $40,746,195 related to the grant date fair value of RSUs and PSUs, which were one-time awards related to the new CEO’s employment agreement. If we exclude the grant date fair value of the RSUs and PSUs from the CEO’s annualized Total Compensation, the CEO pay ratio would be 80:1. Our CEO is not eligible to receive additional equity awards until 2023, other than matching restricted stock units that may be granted to him if he participates in the bonus swap program.

OWNERSHIP OF EQUITY SECURITIES
The following table shows the number of shares of our common stock beneficially owned as of March 9, 2020, unless otherwise noted, by each current director, director nominee, and Named Executive Officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has, to Kraft Heinz’s knowledge, sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1) (2)	Deferred Stock(3)	Total
Directors and Director Nominees:
Gregory E. Abel	22,166	29,907	52,073
Alexandre Behring	44,333	36,053	80,386
John T. Cahill(4)	781,338	13,509	794,847
Joao M. Castro-Neves	—	5,313	5,313
Feroz Dewan	—	15,374	15,374
Jeanne P. Jackson	4,280	22,088	26,368
Timothy Kenesey	—	—	—
Jorge Paulo Lemann	3,518,669	29,907	3,548,576
Susan Mulder	—	—	—
John C. Pope	10,098	23,502	33,600
Elio Leoni Sceti	—	—	—
Alexandre Van Damme	6,000	6,604	12,604
George Zoghbi	266,941	3,715	270,656
Named Executive Officers:
Miguel Patricio	791,243	—	791,243
Bernardo Hees	1,664,867	—	1,664,867
Paulo Basilio	647,754	—	647,754
David Knopf	72,699	—	72,699
Rafael Oliveira	142,379	—	142,379
Rashida La Lande	—	—	—
Nina Barton	26,168	—	26,168
All directors, director nominees, and executive officers as of March 9, 2020 as a group (21 persons)(5)	6,284,463	185,972	6,470,435

(1)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of March 9, 2020.

(2)
Includes the number of Kraft Heinz stock options that are exercisable, or will become exercisable, within 60 days after March 9, 2020 as follows: Mr. Abel—22,166; Mr. Behring—44,333; Mr. Cahill—633,017; Mr. Lemann—22,166; Mr. Zoghbi—80,799; and all of our current executive officers as a group—783,842.

(3)
Includes RSUs and deferred shares held in the stock deferral plan under the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Compensation of Non-Employee Directors” above.

(4)	Mr. Cahill’s holdings include 148,321 shares of Common Stock held in grantor retained annuity trusts.

(5)
This group includes, in addition to the individuals named in the table, Carlos Abrams-Rivera, Bruno Keller, and Flavio Torres who collectively have 23,094 beneficially owned shares and exercisable stock options.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of March 9, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
3G Funds(2) c/o 3G Capital, Inc. 600 Third Avenue 37th Floor New York, New York 10016	245,028,716	20.1%
Warren E. Buffett(3) Berkshire Hathaway 3555 Farnam Street Omaha, Nebraska 68131	325,442,152	26.6%

(1)	Calculated based on 1,221,756,844 shares of our issued and outstanding common stock as of March 9, 2020.

(2)
Based on the Schedule 13G/A filed on February 14, 2020 by (i) 3G Global Food Holdings LP, a Cayman Islands limited partnership, (ii) 3G Global Food Holdings GP LP, a Cayman Islands limited partnership (“3G Global Food Holdings GP”), (iii) 3G Capital Partners II LP, a Cayman Islands limited partnership (“3G Capital Partners II”), (iv) 3G Capital Partners Ltd., a Cayman Islands exempted company (“3G Capital Partners Ltd”), and (v) 3G Capital Partners LP, a Cayman Islands limited partnership (“3G Capital Partners LP” and, together with 3G Global Food Holdings, 3G Global Food Holdings GP, 3G Capital Partners II and 3G Capital Partners LP, the “3G Funds”). According to the Schedule 13G/A filing, the 3G Funds own dispositive power over an aggregate of 245,028,716 shares of Kraft Heinz common stock. As a result of the relationships described above under “Corporate Governance and Board Matters — Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 570,470,868 shares of Kraft Heinz common stock.

(3)
Based on the Schedule 13G/A filed on February 14, 2020 by Warren E. Buffett and Berkshire Hathaway. As a result of the relationships described above under “Corporate Governance and Board Matters—Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 570,470,868 shares of Kraft Heinz common stock.

OTHER MATTERS THAT MAY BE
PRESENTED AT THE ANNUAL MEETING
We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons designated as proxies to vote in accordance with their best judgment. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.
PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS

1.	When and where is the Annual Meeting?
We will hold the Annual Meeting on Thursday, May 7, at 11:00 a.m. EDT at the Offices of McGuireWoods LLP, Tower Two-Sixty, 260 Forbes Avenue, Suite 1800, Pittsburgh, PA 15222.
While we intend to hold our Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Web site at www.KraftHeinzCompany.com/2020AMSInformation for updated information. If you are planning to attend our meeting, please check this Web site one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

2.	Who is entitled to vote at the Annual Meeting?
The Board established March 9, 2020 as the record date (the “Record Date”) for the Annual Meeting. Stockholders holding shares of our common stock on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. At the close of business on the Record Date, 1,221,756,844 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?
You have received the proxy materials because, as of the Record Date, you directly held, and had the right to vote, shares of Kraft Heinz common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing stockholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” The proxy materials provide important information about Kraft Heinz and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered holders and beneficial holders?
The most common ways in which stockholders hold Kraft Heinz stock are:

•	directly with our transfer agent, Equiniti Trust Company (registered stockholders); and

•
indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial stockholder or stockholder in street name).

If you hold your shares as a registered stockholder, our transfer agent provides the proxy materials to you and your vote instructs the proxies how to vote your shares.
If you hold your shares in street name as a beneficial stockholder, your broker, bank, or other nominee provides the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares. If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan in accordance with the plan’s governing documents and applicable law.

5.	How is Kraft Heinz distributing proxy materials?
We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about March 27, 2020, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure Web site. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis free of charge, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis free of charge.
On or about March 27, 2020, we also emailed and mailed printed copies of our proxy materials to those of our stockholders who previously requested email and paper delivery, respectively.

6.	What is the quorum requirement?
A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

7.	What vote is needed to elect directors?
Our By-Laws provide that, to be elected at this Annual Meeting, a director nominee must receive more votes FOR than votes AGAINST. Abstentions and broker non-votes are not considered as votes FOR or votes AGAINST the nominees and will have no effect on the election of directors.
Under our Guidelines, in an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation offer to the Governance Committee for its consideration. The Governance Committee then recommends to the Board whether to accept the resignation offer. The director will continue to serve until the Board decides whether to accept the resignation offer, but will not participate in the Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. In contested elections, the voting standard is a plurality of votes cast.
If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring prior to or at the Annual Meeting, the persons designated as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

8.	What vote is needed to approve the other proposals?
Approval of each other proposal similarly requires the favorable vote of a majority of votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast and will have no effect.

9.	How do I vote my shares?
If you are a registered stockholder, you may vote:

•	via the Internet at www.proxyvote.com. The Internet voting system will be available until 11:59 p.m. EDT on May 6, 2020;

•
by telephone. If you are located within the United States and Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available until 11:59 p.m. EDT on May 6, 2020;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Thursday, May 7, 2020; or

•	in person at the Annual Meeting. Please refer to Question 18 below for information regarding attendance at the Annual Meeting.
If you hold your shares in street name, you may vote:

•
via the Internet at www.proxyvote.com (16-digit control number is required), by telephone at 1-800-454-8683 or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank, or other nominee makes available; or

•
in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank, or other nominee and present it at the Annual Meeting. Please refer to Question 18 below for information regarding attendance at the Annual Meeting.

10.	What are broker non-votes?
As described above in Question 4, if you hold your shares in street name, your vote instructs your broker, bank, or other nominee, as the holder of record, how to vote your shares. If you do not provide voting instructions to your broker, bank, or other nominee, your nominee has discretion to vote your shares on “routine” matters. The ratification of the selection of the independent auditors (Proposal 4) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Proposal 4, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” with respect to those other items.

11.
I am a current/former Kraft or Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Heinz Savings/Kraft Heinz Union Savings Plans and/or the Kraft Heinz Canada ULC Retirement Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Kraft Heinz Stock Fund account(s). Your vote directs the plan(s) trustee(s) how to vote the shares allocated to your Kraft Heinz Stock Fund account(s).
In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Heinz Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on May 4, 2020. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered stockholders described in Question 9 above to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Kraft Heinz Stock Fund account(s) at the meeting.

12.	May I change or revoke my vote?
Yes. If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or by telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, IL 60601. If you hold your shares in street name, you must contact your broker, bank, or other nominee for specific instructions on how to change or revoke your vote.

13.	Who bears the cost of soliciting votes for the Annual Meeting?
This solicitation is made by the Board on behalf of Kraft Heinz. Kraft Heinz bears the cost of soliciting your vote. Our directors, officers, or employees may solicit proxies or votes in person, by telephone, or by electronic communication. They will not receive any additional compensation for these solicitation activities. We will enlist the help of banks, brokers, and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial stockholders) and reimburse those firms for related out-of-pocket expenses.

14.	What is “Householding”?
Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Kraft Heinz common stock in an account at the same broker, bank, or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A stockholder who wishes to receive a separate copy of the Notice or proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095, and the materials will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank, or other nominee to make this request.

15.	Are my votes confidential?
Yes. Your votes will not be disclosed to our directors, officers, or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures, or (d) as necessary to allow the inspector of election to certify the results.

16.	Who counts the votes?
Broadridge Financial Solutions, Inc. will receive and tabulate the proxies, and a representative of Broadridge Financial Solutions, Inc. will act as the inspector of election and will certify the results.

17.	How do I find out the voting results?
We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 13, 2020. The Form 8-K will be available at http://ir.kraftheinzcompany.com/sec-filings and on the SEC’s Web site at www.sec.gov.

18.	What do I need to do if I would like to attend the Annual Meeting?
If you would like to attend the Annual Meeting, you must have been a stockholder of record on the Record Date, and you must obtain an admission ticket in advance. Admission tickets can be printed by accessing the “Register for Meeting” link at www.proxyvote.com and following the instructions provided (you will need the 16-digit control number included on your proxy card, voting instruction form, or notice). Requests for admission tickets will be processed in the order in which they are received and must be requested by no later than April 30, 2020. Stockholders may direct questions about the admission tickets to annualmeeting@KraftHeinz.com or by calling 1-847-646-5494. Due to space constraints and other security considerations, we are not able to admit the guests of either stockholders or their legal proxy holders. Seating at the Annual Meeting is available on a first-come, first-served basis. In addition to an admission ticket, you will be asked to present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.
Security measures may include bag search, metal detector, and other search devices. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones, and other electronic devices is strictly prohibited.
While we intend to hold our Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Web site at www.KraftHeinzCompany.com/2020AMSInformation for updated information. If you are planning to attend our meeting, please check this Web site one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

2021 ANNUAL MEETING OF STOCKHOLDERS
We presently anticipate that the 2021 annual meeting of stockholders will be held on or about May 6, 2021.
Under our By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary and complying with other provisions of our advance notice By-laws. We generally must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. If we change the date of an annual meeting by more than 30 days before or more than 60 days after the date of the previous year's annual meeting, then we must receive this written notice no later than 120 days, and no earlier than 150 days, before the date of that annual meeting or, if the first public announcement of the date of an annual meeting is less than 120 days prior to the date of such annual meeting, then we must receive this written notice no later than the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. Accordingly, to be considered at the 2021 annual meeting of stockholders, our Corporate Secretary must receive a stockholder’s written notice of nomination or proposal between the close of business on December 8, 2020 and the close of business on January 7, 2021.
Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. To be considered for inclusion in our 2021 proxy statement, we must receive a stockholder's submission of a proposal on or before the close of business on November 27, 2020.
Stockholders should mail all nominations and proposals to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, Illinois 60601. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address.

March 27, 2020	Rashida La Lande
Senior Vice President, Global General Counsel and Head of CSR and Government Affairs; Corporate Secretary

APPENDIX A

THE KRAFT HEINZ COMPANY
2020 OMNIBUS INCENTIVE PLAN
SECTION 1.Purpose. The purpose of The Kraft Heinz Company 2020 Omnibus Incentive Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of the Company and its Subsidiaries, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s stockholders and, in general, to further the best interests of the Company and its stockholders.

SECTION 2.Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“3G” shall mean 3G Global Food Holdings, LP and its Affiliates.
“Act” shall mean the Securities Exchange Act of 1934. Reference to a specific section of the Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Affiliate” shall mean, as to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with, such person or entity, or any person or entity in which any other person or entity has a significant equity interest, in either case as determined by the Committee.
“Applicable Exchange” means NASDAQ or any other national stock exchange or quotation system on which the Shares may be listed or quoted.
“Award” shall mean any Option, SAR, award of Restricted Stock, Restricted Stock Units, Deferred Stock, annual or long-term Performance Award, Other Stock-Based Award or Cash-Based Award granted under the Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein or determined by the Committee from time to time in its sole discretion.
“Award Agreement” shall mean an agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
“Berkshire” shall mean Berkshire Hathaway Inc. and its Affiliates.
“Blackout Period” means a period when a Participant is prohibited from trading in the Company’s securities pursuant to securities regulatory requirements or the Company’s insider trading policy or other applicable policy or requirement of the Company.
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean, for any Participant, the meaning given to such term in an employment agreement or Award Agreement, or in the absence of an employment agreement or Award Agreement (or if an employment agreement or Award Agreement does not define such term or a similar term) it shall mean with respect to such Participant any of the following: (i) the continued failure of such Participant to perform any portion of his or her duties, (ii) intentional misconduct by such Participant which is or is likely to be injurious to the Company or any of its Subsidiaries, monetarily or otherwise, (iii) such Participant’s indictment for, or conviction of, a felony (including a plea of nolo contendere), (iv) such Participant’s negligent performance of his or her duties, (v) any material breach by such Participant of the terms of this Plan, an Award Agreement, an employment agreement or any other agreement with the Company or any of its Subsidiaries to which such Participant is a party, (vi) a violation of the Company’s written policies regarding ethical business practices or any other serious violation of any written policy of the Company or any of its Subsidiaries; provided that in all instances “Cause” shall include a Participant’s resignation in circumstances where Cause (as defined herein or if applicable, in an employment agreement or Award Agreement) exists.
“Cash-Based Award” means an Award granted pursuant to Section 12(b) of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

“Change in Control” shall mean the occurrence of:
(i) any “person” (as defined in Section 13(d) of the Act) (other than 3G, Berkshire, the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner (x) in connection with a transaction described in paragraph (ii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in an investment fund sponsored by 3G);

(ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iii) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Act), in each case other than the Board;

(iv) a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
“Code” shall mean the Internal Revenue Code of 1986. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.
“Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.
“Company” shall mean The Kraft Heinz Company.
“Consultant” means a person or corporation engaged by the Company to provide Services for an initial, renewable or extended period of 12 months or more.
“Deferred Stock” shall mean a right to receive Shares or other Awards or a combination thereof at the end of a specified deferral period granted under Section 9.

“Dividend Equivalent” means a right, granted to a Participant under the Plan, to receive cash, shares, other Awards or other property equal in value to dividends paid with respect to Shares.
“Effective Date” shall mean the date of the Plan’s approval by the Board, subject to the approval of the Plan by the stockholders of the Company.
“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to Shares, as of any date, (A) the closing per-share sales price of Shares as reported by the Applicable Exchange for such stock exchange for such date or the prior trading day or, if there were no sales on such dates, on the closest preceding date on which there were sales of Shares or (B) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.
“Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is intended to be and is designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
“NASDAQ” means the National Association of Securities Dealers Automatic Quotation System.
“Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.
“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
“Other Stock-Based Award” means an Award granted pursuant to Section 12(a) of the Plan.
“Participant” shall mean the recipient of an Award granted under the Plan.
“Performance Award” means an Award granted pursuant to Section 10 of the Plan.
“Performance Formula” means, for a Performance Period, one or more formula(e) applied against the relevant Performance Goal to determine, with regard to the Performance Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.
“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.
“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are measured or must be satisfied.
“Plan” shall mean The Kraft Heinz Company 2020 Omnibus Incentive Plan, as the same may be amended from time to time.
“Restricted Stock” shall mean any Share granted under Section 8.
“Restricted Stock Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive one Share or the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.
“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Act as then in effect or any successor provision.
“SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

“Securities Act” means the Securities Act of 1933 and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Service” shall mean the active performance of services for the Company or a Subsidiary by an individual who is an employee, director or consultant of the Company or a Subsidiary. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of “Service” under the Plan for purposes of payment of such Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.
“Shares” shall mean shares of the common stock of the Company.
“Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.
“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.
“Transfer” means: (i) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (ii) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.
“Unrestricted Pool” means a number of Shares equal to 5% of the total number of Shares available for issuance set forth in Section 5.
SECTION 3.Eligibility.

(a) Any employee, director, Consultant or other advisor of, or any other individual who provides Services to, the Company or any Subsidiary, shall be eligible to be selected to receive an Award under the Plan. Notwithstanding the foregoing, only eligible employees of the Company, its subsidiaries and its parent (as determined in accordance with Section 422(b) of the Code) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

(b) An individual who has agreed to accept employment by the Company or a Subsidiary shall be deemed to be eligible for Awards hereunder as of the date of such acceptance; provided that vesting and exercise of Awards granted to such individual are conditioned upon such individual actually becoming an employee of the Company or a Subsidiary.

(c) Holders of Options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.

SECTION 4.Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of two or more non-employee directors. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall (i) qualify as a “non-employee director” under Rule 16b-3 and (ii) meet the independence requirements of the Applicable Exchange. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more officers of the Company the authority to grant Awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. The Committee may issue rules and regulations for administration of the Plan. The Committee shall meet at such times and places as it may determine.

(b) Subject to Section 16 of the Plan, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and the rules of the Applicable Exchange), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and the applicable provisions of the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

(c) Subject to the terms of the Plan and applicable law and the rules of the Applicable Exchange and in addition to those authorities provided in Section 4(b), the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, (A) the exercise or purchase price (if any), (B) any restriction or limitation, (C) any vesting schedule or (D) any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee, taking into consideration the requirements of Section 409A of the Code; (vii) determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award; (viii) to determine whether an Option is an Incentive Stock Option or Non-Qualified Stock Option; (ix) to modify, extend or renew an Award; provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; (x) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xii) accelerate the vesting or exercisability of, or lapse of restrictions on, any Award at any time; (xiii) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated; and (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(d)In no event shall any Award (other than Cash-Based Awards) provide for vesting earlier than one year following the applicable grant date, except that Awards relating to a number of Shares not to exceed the Unrestricted Pool shall not be subject to this minimum vesting requirement.

(e)All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Participants.

SECTION 5.Shares Available for Awards; Per Person Limitations.

(a) Subject to adjustment as provided below, the maximum number of Shares available for issuance under the Plan is 36,000,000 Shares (“Plan Share Limit”). The maximum number of these reserved Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 36,000,000 (“Plan ISO Limit”). Each Share with respect to which an Option or stock-settled SAR is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and each Share with respect to which any other Award denominated in Shares is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share. With respect to Stock Appreciation Rights settled in Shares, each Share with respect to which such stock-settled SAR is exercised shall be counted as one Share against the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided above, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. If any Option, Stock Appreciation Right, Restricted Stock Unit or Other Stock-Based Award granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares subject to such Award that were not issued with respect to such Award shall again be available for the purpose of Awards under the Plan without reducing the number of Shares that remain available for issuance. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares shall again be available for purposes of Awards under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. For the avoidance of doubt, no Shares that are surrendered, withheld or tendered to the Company in payment of the exercise price of an Option or any taxes required to be withheld in respect of any Award shall again become available to be delivered pursuant to Awards granted under the Plan.

(b) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(c) The following individual Participant limitations shall apply:

(i) The maximum number of Shares subject to (x) any Award of Options or Stock Appreciation Rights or (y) any Award of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 2,000,000 Shares individually for any such type or in the aggregate (the “Annual Individual Plan Share Limit”). If a Stock Appreciation Right is granted in tandem with an Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Options.

(ii) In the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan Share Limit.

(iii) The maximum value of a cash payment made under a Performance Award (other than an award based on the Fair Market Value of a Share) which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $10,000,000.

(d) Changes

(i) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (A) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (B) any merger or consolidation of the Company or any Affiliate, (C) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares, (D) the dissolution or liquidation of the Company or any Affiliate, (E) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (F) any other corporate act or proceeding.

(ii) Subject to the provisions of Section 5(d)(iv), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Event”), then the Committee shall appropriately adjust (A) the number and/or kind of shares that thereafter may be issued under the Plan, (B) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (C) the purchase price thereof. In addition, subject to Section 5(d)(iv), if there shall occur any change in the capital structure or the business of the Company that is not a Corporate Event (an “Other Extraordinary Event”), including by reason of any ordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 5(d) shall be consistent with the applicable Corporate Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the

Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 5(d) or in the applicable Award Agreement, a Participant shall have no rights by reason of any Corporate Event or any Other Extraordinary Event.

(iii) Fractional shares of Shares resulting from any adjustment in Awards pursuant to Section 5(d)(i) or Section 5(d)(ii) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(iv) In the event of a merger or consolidation of the Company or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by (A) cashing-out such Awards upon the date of consummation of the Acquisition Event by providing for a cash payment to the holder of such Awards, including in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, (B) cancelling or terminating any Option or SAR having a per-Share exercise price equal to, or in excess of, the Fair Market Value of a share subject to such Option or SAR without any payment or consideration therefor or (C) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards, or delivering notice of termination to each Participant at least 5 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 5(d)(iv), then the provisions of Section 5(d)(ii) and Section 14 shall apply.

(e) Shares underlying Substitute Awards and Shares underlying awards that can only be settled in cash shall not reduce the number of Shares remaining available for issuance under the Plan.

(f) Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued Shares are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law and the rules of the Applicable Exchange.

(g) The aggregate fair market value of Awards that may be granted under the Plan to non-employee members of the Board for service in such capacity in any fiscal year shall not exceed $750,000 (which, in the case of Options, shall be determined based on the grant date fair value of such stock options and, in the case of other stock-based awards, shall be determined based on the Fair Market Value of the underlying Shares on the grant date), subject to adjustment as provided in Section 5(d).

SECTION 6.Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the 100% (or 110% in the case of an Incentive Stock Option granted to a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its subsidiaries or its parent, determined in accordance with Section 422 of the Code) of the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof. Notwithstanding the foregoing, if the term of an Option (other than an Incentive Stock Option) held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such Option shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) To the extent vested and exercisable, Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The partial exercise of an Option shall not cause the expiration, termination or cancelation of the remaining portion thereof. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold Shares issuable upon exercise of the Option, or by payment in full or in part in the form of Shares owned by the Participant, based on the Fair Market Value of the Shares on the payment date as determined by the Committee). No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company, subject to the rules of the Applicable Exchange. To the extent that any such Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

(f) Other than in connection with a change in the Company’s capitalization (as described in Section 5(d)(i) or Section 5(d)(ii)), the Company shall not, without stockholder approval, reduce the exercise price of an Option and, at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, cancel and re-grant, exchange or buy-out such Option for cash or a new Award.

SECTION 7.Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to specific Options granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted to the Participant. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant. Notwithstanding the foregoing, if the term of a SAR held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such

SAR shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

(e) Other than in connection with a change in the Company’s capitalization (as described in Section 5(d)(i) or Section 5(d)(ii)), the Company shall not, without stockholder approval, reduce the exercise price of a SAR and, at any time when the exercise price of a SAR is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, cancel and re-grant, exchange or buy-out such SAR for cash or a new Award.

SECTION 8.Restricted Stock and Restricted Stock Units.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or Dividend Equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

(d) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Restricted Stock Units. The entitlements on such Dividend Equivalents will not be available until the vesting of the Award of Restricted Stock Units.

(e) Awards under this Section 8 may be structured in accordance with the requirements of Section 10, and any such Award shall be considered a Performance Award for purposes of the Plan.

SECTION 9.Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(a) Deferred Stock shall be settled upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Shares, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(b) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Deferred Stock. The entitlements on such Dividend Equivalents will not be available until the expiration of the deferral period for the Award of Deferred Stock.

SECTION 10.Performance Awards.

(a) The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee shall, in its sole discretion, designate which Participants shall be eligible to receive Performance Awards in respect of such Performance Period. If the Performance Award is a Restricted Stock Unit or is payable in shares of Restricted Stock, such shares shall be transferable to the Participant or such Restricted Stock Unit shall vest only upon attainment of the relevant Performance Goal in accordance with Section 8. If the Performance

Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

(b) Terms and Conditions. Performance Awards awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

(i) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant thereto are earned. The Committee shall calculate the amount of the Performance Awards earned for the Performance Period based upon the Performance Formula applied against the relevant Performance Goal(s). The Committee shall then determine the actual amount of each Participant’s Performance Award for the Performance Period.

(ii) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(iii) Performance Goals, Formulae or Standards. The Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) the impact of any of the following that the Committee determines to be appropriate: (A) corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances, (B) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (C) an event either not directly related to the operations of the Company or any of its Affiliates or not within the reasonable control of the Company’s management, (D) a change in tax law or accounting standards required by generally accepted accounting principles, or (E) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

(c) Dividends/Dividend Equivalents. Unless otherwise determined by the Committee in an Award Agreement, amounts equal to dividends declared during the Performance Period with respect to the number of Shares covered by a Performance Award or any Dividend Equivalents will not be paid to the Participant. In all cases, such dividends or Dividend Equivalents would not become payable until the expiration of the applicable Performance Period. A Participant shall be eligible to receive dividends or Dividend Equivalents in respect of any Performance Award that is payable upon the achievement of Performance Goals only to the extent that the Performance Goals for the relevant Performance Period are achieved.

(d) Payment. Following the Committee’s determination in accordance with Section 10(b)(i), the Company shall settle Performance Awards, in such form (including, without limitation, in Shares or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards.

(e) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s termination of Service for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

SECTION 11.Reserved.

SECTION 12.Other Stock-Based and Cash-Based Awards.

(a) The Committee is authorized, subject to limitations under applicable law and the rules of the Applicable Exchange, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof, Shares awarded purely as a bonus or in lieu of cash compensation and not subject to restrictions or conditions, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Unless otherwise determined by the Committee in an Award Agreement, the recipient of an Award under this Section 12 shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award. In all cases, such dividends or Dividend Equivalents would not become payable until the expiration of any applicable performance period. An Other Stock-Based Award that is in the form of a grant of an equity interest in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, may be granted in exchange for, replacement of, or substitution for an Award previously granted under the Plan (or any predecessor plan) or Substitute Award; provided that, if such Award or Substitute Award is a stock option or a stock appreciation right, then the Other Stock-Based Award granted in exchange, replacement, or substitution thereof, may not have the economic effect of reducing the exercise price or term of such Award or Substitute Award.

(b) The Committee may from time to time grant Cash-Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

(c) Notwithstanding any other provision of the Plan, when an Award with an exercise price is granted under the Plan and the exercise of the Award by the Participant may result in the issuance of Shares to the Participant, the exercise price (taking into account any conversion, exchange or other substitutions) of the Award may not be less than the Fair Market Value of a Share on the date of grant of the Award.

SECTION 13.Effect of Termination of Service on Awards. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide Service to the Company or any Subsidiary prior to the end of a performance period or exercise or settlement of such Award.

SECTION 14.Change in Control Provisions. In the event of a Change in Control, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 5(d) hereof, as determined by the Committee, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash (either on a current basis or, to the extent consistent with Section 409A of the Code, a deferred basis) equal to the excess of the Change in Control Price (as defined below) of the Shares covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 14, “Change in Control Price” shall mean the highest price per Share paid in any transaction related to a Change in Control of the Company.

(c) If and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercisability, vesting or settlement of any Award, the Committee may impose such conditions upon the exercise, vesting and/or settlement of the Award (including without limitation a requirement that some or all of the proceeds from the accelerated portion of the Award be held in escrow and/or remain subject to risks of forfeiture or other conditions) as it shall determine; provided that those risks of forfeiture or other conditions are not in the good faith judgment of the Committee more restrictive than those under the original terms of the Award Agreement and do not result in any violation of Section 409A of the Code. In addition, with respect to the vesting or exercisability of any Award would otherwise be subject to the achievement of performance conditions, the portion of any such Award that shall become fully vested and immediately exercisable shall be based on (a) actual performance through the date of the Change in Control as determined by the Committee or (b) if the Committee determines that measurements of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee. The Committee shall give written notice of any proposed transaction referred to in this Section 14 at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

SECTION 15.General Provisions Applicable to Awards.

(a) Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee and in compliance with Section 409A of the Code. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest (or no interest) on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner other than by will or the law of descent, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person, and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the beneficiary shall be the Participant’s estate.

(f) All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(g) The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants, as it deems necessary in its sole discretion and/or for the clawing back of any rights or benefits under any Awards as a result of any breaches of any of the foregoing covenants and/or for any reasons specified in the Award Agreement or in any employment or other agreement between the Company or any Subsidiary and the Participant. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be canceled if the Participant, without the consent of the Company, while employed by or providing Services to the Company or any Subsidiary or after termination of such employment or Service, (i) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (ii) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (iii) to the extent applicable to the Participant, otherwise violates any policy adopted by the Company or any of its Subsidiaries relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Subsidiaries as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Committee may also provide in an Award Agreement that (A) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (B) a Participant must repay the gain to the Company realized under a previously paid Performance Award or any other Award that vested or was earned with respect to performance objectives if a financial restatement reduces the amount that would have been earned under such Award. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 15(g) or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Act).

SECTION 16.Amendments and Termination.

(a) The Board may amend, alter, suspend, discontinue or terminate the Plan and any outstanding Awards granted hereunder, in whole or in part, at any time without notice to or approval by the stockholders of the Company, for any purpose whatsoever; provided that all material amendments to the Plan shall require the prior approval of the stockholders of the Company and must comply with the rules of the Applicable Exchange. Examples of the types of amendments that are not material that the Board is entitled to make without stockholder approval include, without limitation, the following:

(i) ensuring continuing compliance with applicable law, the rules of the Applicable Exchange or other applicable stock exchange rules and regulations or accounting or tax rules and regulations;

(ii) amendments of a “housekeeping” nature, which include amendments to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(iii) changing the vesting provision of the Plan or any Award (subject to the limitations for Awards subject to Section 10(b));

(iv) waiving any conditions or rights under any Award (subject to the limitations for Awards subject to Section 10(b));

(v) changing the termination provisions of any Award that does not entail an extension beyond the original expiration date thereof;

(vi) adding a cashless exercise feature payable in securities, where such feature provides for a full deduction of the number of underlying securities from the Plan reserve, and any amendment to a cashless exercise provision;

(vii) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted;

(viii) changing the process by which a Participant who wishes to exercise his or her Award can do so, including the required form of payment for the Shares being purchased, the form of written notice of exercise provided to the Company and the place where such payments and notices must be delivered; and

(ix) delegating any or all of the powers of the Committee to administer the Plan to officers of the Company.

(b) Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the stockholders of the Company under any applicable securities laws or requirements or the rules of the Applicable

Exchange shall become effective until such approval is obtained. In addition to the foregoing, the approval of the stockholders of the Company shall be required for:

(i) an increase in the Plan Share Limit or the Plan ISO Limit;

(ii) any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under Section 5(d)(i) or Section 5(d)(ii)) or amendment that (A) reduces or would have the effect of reducing the exercise price of an Option or SAR previously granted under the Plan, (B) at any time when the exercise price of an Option or SAR is above the Fair Market Value of a Share, would cancel and re-grant or exchange such Option or SAR for cash or a new Award or (C) would be treated, for accounting purposes, as a “repricing” of such Option or SAR, whether through amendment, cancellation or replacement grants, or other means (provided that, in such a case, insiders of the Company who benefit from such amendment are not eligible to vote their Shares in respect of the approval);

(iii) an increase in the limits on Awards that may be granted to any Participant under Section 5;

(iv) an extension of the term of an outstanding Option or Stock Appreciation Right beyond the expiration date thereof;

(v) permitting Options granted under the Plan to be Transferrable other than for normal estate settlement purposes;

(vi) any amendment to the plan amendment provisions set forth in this Section 16 which is not an amendment within the nature of Section 16(a)(i) or Section 16(a)(ii), unless the change results from application of Section 5(d)(i) or Section 5(d)(ii); and

(vii) change the class of employees or other individuals eligible to participate in the Plan.
Furthermore, except as otherwise permitted under the Plan, no change to an outstanding Award that will adversely impair the rights of a Participant may be made without the consent of the Participant except to the extent that such change is required to comply with applicable law, the rules and regulations of the Applicable Exchange or accounting or tax rules and regulations.
SECTION 17.Miscellaneous.

(a) The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

(b) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(c) The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of Shares or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any required withholding obligation with regard to any Participant may be satisfied by reducing the number of Shares otherwise deliverable or by delivering Shares already owned. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

(d) Without limiting the generality of Section 17(c), a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e) If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(f) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(g) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide Services to, the Company or any Subsidiary. Further, the Company or the applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(h) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(i) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k) No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

(l) Unless otherwise determined by the Committee, as long as the Shares are listed on a national securities exchange including the Applicable Exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected. If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company. A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

(m) No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

(n) All elections and transactions under the Plan by persons subject to Section 16 of the Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

(o) The Plan and each Award Agreement shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

SECTION 18.Effective Date of the Plan. The Plan shall be effective as of the Effective Date, which is the date of adoption by the Board, subject to the approval of the Plan by the stockholders of the Company.

SECTION 19.Term of the Plan. No Award shall be granted under the Plan after ten years from the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 20.Section 409A of the Code.

(a) The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are not exempt from Section 409A of the Code as a short-term deferral or otherwise and that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

(b) Notwithstanding the foregoing, the Company does not make any representation to any Participant or beneficiary as to the tax consequences of any Awards made pursuant to this Plan, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur as a result of the grant, vesting, exercise or settlement of an Award under this Plan.

SECTION 21.Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Performance Goals
Exhibit A
Performance goals established for purposes of Awards may be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals, which may include performance relative to the Company’s peers or those of the Company’s Affiliates or to the industry or industries in which the Company and/or its Affiliates operates:

•	earnings per share;

•	net earnings;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including free cash flow, operating cash flow and cash flow return on investment);

•	gross profit;

•	profit before taxes;

•	operating profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization (EBITDA);

•	adjusted EBITDA;

•
net income before depreciation and amortization, interest expense, net, loss on early extinguishment of debt, and income tax expense, and excluding the impact of share-based compensation, other operating income (expense), net, and any other identified costs associated with nonrecurring projects;

•	earnings ratios;

•	return on equity;

•	return on assets or net assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth or product revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales, net sales, or market share (in the aggregate or by segment);

•	reduction in costs;

•	total shareholder return;

•	economic value added;

•	customers or customer growth;

•	inventory turnover;

•	receivable turnover;

•	financial return ratios;

•	customer satisfaction surveys;

•	productivity;

•
specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or that of any of its Affiliates or other long-term or short-term public or private debt or other similar financial obligations of the Company or any of its Affiliates, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	improvement in or attainment of expense levels or working capital levels;

•	the fair market value of a Share;

•	Share price (including, but not limited to, growth in Share price);

•	comparisons with various stock market indices;

•	product unit and pricing targets;

•	level or amount of acquisitions;

•	enterprise value;

•	book, economic book or intrinsic book value (including book value per share);

•	leverage ratio;

•	credit rating;

•	implementation or completion of critical projects;

•	the growth in the value of an investment in the Share assuming the reinvestment of dividends;

•	reduction in operating and/or other expenses;

•	days sales outstanding;

•	operational, safety and/or quality metrics measured by the Company or any of its Affiliates; or

•	Product innovation.
The Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence, or of any item, reflected in Section 10(b)(iii) of the Plan that the Committee determines should be appropriately excluded or adjusted.
Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.
In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, other Affiliate, division, other operational unit, administrative department or product category of the Company or any of its Affiliates) performance under one or more of the measures described above relative to the performance of other corporations. The Committee may also designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria.

KraftHeinz

THE KRAFT HEINZ COMPANY
200 EAST RANDOLPH ST.
SUITE 7600
CHICAGO, IL 60601

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING ADMISSION
In order to attend the meeting, you must obtain an admission ticket by going to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E91307-P33796-Z76383 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KRAFT HEINZ COMPANY

Company Proposals

The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1.

1. Election of Directors:

	For	Against	Abstain
1a. Gregory E. Abel	☐	☐	☐
1b. Alexandre Behring	☐	☐	☐
1c. John T. Cahill	☐	☐	☐
1d. Joao M. Castro-Neves	☐	☐	☐
1e. Timothy Kenesey	☐	☐	☐
1f. Jorge Paulo Lemann	☐	☐	☐
1g. Susan Mulder	☐	☐	☐
1h. John C. Pope	☐	☐	☐
1i. Elio Leoni Sceti	☐	☐	☐
1j. Alexandre Van Damme	☐	☐	☐
1k. George Zoghbi	☐	☐	☐

For address changes/comments, mark here. ☐
(see reverse for instructions)

The Board of Directors recommends a vote FOR Proposals 2, 3, and 4.

Shareholder Proposal

The Board of Directors recommends a vote AGAINST Proposal 5.

	For	Against	Abstain
5. Shareholder Proposal: Implementation of Simple Majority Vote Requirement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Kraft Heinz

THE KRAFT HEINZ COMPANY
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 7, 2020
11:00 a.m. EDT

The Notice of Annual Meeting, 2020 Proxy Statement and 2019 Annual Report on Form 10-K are available at www.proxyvote.com.

E91308-P33796-Z76383

THE KRAFT HEINZ COMPANY
Annual Meeting of Stockholders
May 7, 2020 11:00 a.m. EDT
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 7, 2020.
The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
The proxy, when properly signed, will be voted in the manner specified in the proxy card. However, if the proxy is signed but no choice is specified, the proxy will be voted "FOR" each of the director nominees listed in Proposal 1, "FOR" Proposals 2, 3, and 4 and "AGAINST" Proposal 5.
By signing the proxy, you revoke all prior proxies and appoint Rashida La Lande and Heidi Miller with full power of substitution, to vote the shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting to be held on May 7, 2020 or any adjournment or postponement thereof. Furthermore, this proxy will be voted in the discretion of the proxies upon such other business or matters as may properly come before the Annual Meeting to be held on May 7, 2020 or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the 2020 Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). In addition, if you are a current or former Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Heinz Savings/Kraft Heinz Union Savings Plans and/or the Kraft Heinz Canada ULC Retirement Savings Plan, on March 9, 2020, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 4, 2020, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Heinz Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). If you are a participant in the Altria Deferred Profit-Sharing Plan for Hourly Employees, the Altria Deferred Profit-Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the MillerCoors LLC Employees' Retirement & Savings Plan, you are directing those plans' trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 4, 2020, the trustees will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side